Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

TURIN NETWORKS, INC.,

TITAN1 ACQUISITION CORP.,

AND

FORCE10 NETWORKS, INC.

DECEMBER 31, 2008

EXHIBITS

Exhibit A	-	List of Target Preferred Stockholders Signing Target Voting Agreement
Exhibit B	-	Target Voting Agreement
Exhibit C	-	List of Acquiror Stockholders Signing Acquiror Voting Agreement
Exhibit D	-	Acquiror Voting Agreement
Exhibit E	-	Acquiror Restated Certificate

SCHEDULES

Schedule 7.4-1	-	List of Target Contracts Requiring Consent, Waiver and/or Approval
Schedule 7.4-2	-	List of Target Contracts to be Terminated

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of December 31, 2008 (the “Agreement Date”) by and among Turin Networks, Inc., a Delaware corporation (“Acquiror”), Titan1 Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and Force10 Networks, Inc., a Delaware corporation (“Target”).

RECITALS

A. The respective Board of Directors of each of Target, Merger Sub and Acquiror have determined that it would be advisable and in the best interests of the securityholders of their respective companies that Merger Sub merge with and into the Target (the “Merger”), with the Target to survive the Merger and to become a wholly-owned subsidiary of Acquiror, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have adopted this Agreement, and approved the Merger and the other transactions contemplated hereby.

B. Pursuant to the Merger, among other things, the issued and outstanding shares of capital stock of the Target shall be converted into the right to receive capital stock of Acquiror in the manner set forth herein.

C. Target and Acquiror intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a “reorganization” under the provisions of Section 368(a) of the Code.

D. Immediately following execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, those Target affiliate holders of Target Preferred Stock (the “Target Preferred Stockholders”) listed on Exhibit A attached hereto are executing and delivering voting agreements (together with irrevocable proxies) in the form of Exhibit B attached hereto (the “Target Voting Agreement”).

E. Immediately following the execution of this Agreement and as a material inducement to the willingness of Target to enter into this Agreement, those Acquiror affiliate holders of Acquiror Preferred Stock (the “Acquiror Preferred Stockholders”) and those holders of Acquiror Common Stock (the “Acquiror Common Stockholders” and, together with the Acquiror Preferred Stockholders, the “Acquiror Stockholders”) listed on Exhibit C attached hereto are executing and delivering voting agreements (together with irrevocable proxies) in the form of Exhibit D attached hereto (the “Acquiror Voting Agreement”).

F. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, James Hanley (the “Key Employee”) is executing an employment agreement or offer letter with Acquiror (an “Employment Agreement”), to become effective upon the Closing (as defined in Section 5.1).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. PLAN OF MERGER

1.1 The Merger. At the Closing, Merger Sub and the Target shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of

such filing or such later time as may be agreed to by Acquiror and Target in writing (and set forth in the Certificate of Merger) being referred to herein as the “Effective Time”). At the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into Target. Following the Merger, Target shall continue as the surviving corporation and the separate corporate existence of Merger Sub shall cease.

(a) Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

“Acquiror Aggregate Common Stock” means the aggregate number of shares of Acquiror Common Stock issued and outstanding prior to the Effective Time, and following the Conversion Event and Reverse Split (each, as defined in the Acquiror Restated Certificate).

“Acquiror Common Stock Issuable to Holders of Target Common Stock” means the product of (i) the Target Common Stock Acquiror Common Stock Ratio and (ii) Acquiror Aggregate Common Stock.

“Acquiror Common Stock Issuable to Holders of Target Series A Preferred Stock” means the product of (i) the Target Series A Acquiror Common Stock Ratio and (ii) Acquiror Aggregate Common Stock.

“Acquiror Common Stock Issuable to Holders of Target Series B Preferred Stock” means the product of (i) the Target Series B Acquiror Common Stock Ratio and (ii) Acquiror Aggregate Common Stock.

“Acquiror Common Stock Issuable to Holders of Target Series B-1 Preferred Stock” means the product of (i) the Target Series B-1 Acquiror Common Stock Ratio and (ii) Acquiror Aggregate Common Stock.

“Acquiror Common Stock Issuable to Holders of Target Series B-2 Preferred Stock” means the product of (i) the Target Series B-2 Acquiror Common Stock Ratio and (ii) Acquiror Aggregate Common Stock.

“Acquiror Common Stock Issuable to Holders of Target Series C Preferred Stock” means the product of (i) the Target Series C Acquiror Common Stock Ratio and (ii) Acquiror Aggregate Common Stock.

“Acquiror Aggregate Liquidation Preferences” means the aggregate Series A Liquidation Preferences (as defined in the Acquiror Restated Certificate) payable to all holders of Acquiror Series A Preferred Stock issued and outstanding following the Conversion Event and Reverse Split (each, as defined in the Acquiror Restated Certificate), but prior to the Effective Time, as set forth in Article Fifth, Section B(3)(a) of the Acquiror Restated Certificate.

“Acquiror Liquidation Ratio” means the quotient obtained by dividing (i) the total number of shares of Acquiror Series A Preferred Stock issued and outstanding following the Conversion Event and Reverse Split (each, as defined in the Acquiror Restated Certificate), but prior to the Effective Time by (ii) the Acquiror Aggregate Liquidation Preferences.

“Acquiror Preferred Stock Issuable to Holders of Target Series D Preferred Stock” means the product of (i) the Acquiror Liquidation Ratio and (ii) Target Aggregate Series D Liquidation Preference.

“Acquiror Preferred Stock Issuable to Holders of Target Series E Preferred Stock” means the product of (i) the Acquiror Liquidation Ratio and (ii) Target Aggregate Series E Liquidation Preference.

“Acquiror Preferred Stock Issuable to Holders of Target Series F Preferred Stock” means the product of (i) the Acquiror Liquidation Ratio and (ii) Target Aggregate Series F Liquidation Preference.

“Acquiror Common Stock” means the common stock, par value of $0.0001 per share, of Acquiror.

“Acquiror Net Working Capital” means (A) the Acquiror’s consolidated total current assets as of January 31, 2009 (as defined by and determined in accordance with GAAP) less (B) the Acquiror’s consolidated total current liabilities as of January 31, 2009 (as defined by and determined in accordance with GAAP); provided, further, for purposes of calculating Acquiror Net Working Capital, Acquiror’s current liabilities shall (A) include (1) all Acquiror debt (irrespective of whether a short- or long-term obligation), (2) all unpaid Transaction Expenses of Acquiror, and (3) any and all transaction fees and related costs and expenses payable by Acquiror to Advanced Equities, Inc. (“AEI”) in connection with the Merger and this Agreement and the transactions contemplated hereby and (B) exclude (1) deferred revenue of Acquiror and (2) the deferred cost of goods sold of Acquiror.

“Acquiror Net Working Capital Certificate” means a certificate executed by the Chief Financial Officer of Acquiror dated as of February 23, 2009, certifying the amount of Acquiror Net Working Capital (including (i) Acquiror’s balance sheet as of such date prepared on a consistent basis with the Acquiror Balance Sheet, (ii) an itemized list of all Acquiror debt and all unpaid Transaction Expenses of Acquiror, (iii) an itemized list of each element of Acquiror’s consolidated current assets, and (iv) an itemized list of each element of Acquiror’s consolidated total current liabilities).

“Acquiror Options” means options to purchase shares of Acquiror Common Stock.

“Acquiror Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of Acquiror.

“Acquiror Warrants” means warrants to purchase Acquiror Preferred Stock.

“Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in San Francisco, California.

“California Law” means the General Corporation Law of the State of California.

“Certificate of Merger” means that certain Certificate of Merger in a form mutually agreed to by the parties (the “Certificate of Merger”).

“Continuing Employees” means the Key Employee and employees or contractors of Target who execute employment agreements or offer letters with Acquiror or its subsidiaries prior to the Closing and become employees of Acquiror or its subsidiaries following the Effective Time.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means, collectively, all industrial and intellectual property, throughout the world, including patents, patent applications, patent rights (“Patents”), trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, and any and all goodwill associated with and symbolized by the foregoing items (“Trademarks”), Internet domain name registrations, Internet and World Wide Web URLs or addresses (“Domain Names”), copyrights, copyright registrations and applications therefor (“Copyrights”), mask work rights, mask work registrations and applications therefor (“Mask Works”), inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records, including without limitation all forms of proprietary rights, titles, interests, and ownership relating to Patents, Trademarks, Domain Names, Copyrights, Mask Works and other forms of industrial and intellectual property rights.

“knowledge” with respect to any Person shall mean, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter by the directors or officers of such Person, or knowledge that would have been ascertained after reasonable inquiry by any of the directors or officers of such Person in performing their roles and responsibilities for such Person in a manner consistent with their respective title.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to Target or any Subsidiary or to any of its assets, properties or businesses.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

“Material Adverse Effect” and “Material Adverse Change” with respect to any Person shall mean any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or is reasonably likely to, (i) be or become materially adverse in relation to the financial condition, properties, assets (including intangible assets), liabilities, business, or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements, except to the extent that such Effect results directly from one or more of the following: (A) any adverse Effect, including a decrease in revenue relating to any cancellation of or delay in customer orders, or any disruption in supplier, partner or similar relationships that results from or arises out of the execution, announcement, pendency or consummation of the Agreement; (B) changes in general economic or political conditions or the financing or capital markets in general, or changes in currency rates (provided that such changes do not affect such Person disproportionately in any material respect as compared to the Person’s competitors); (C) changes affecting the industry generally in which the Person operates (provided that such changes do not affect the Person disproportionately in any material respect as compared to the Person’s competitors); (D) the outbreak of war, hostilities, or terrorist activities, either in the United States or abroad; (E) the effect of a public announcement or pendency of the transactions contemplated by this Agreement on the employees of that Person; (F) a decrease in Net Working Capital pursuant to the operation of the business of such Person between the Agreement Date and the Effective Time (provided that such exception set forth in this item (F) shall not apply to any underlying Effect that may have caused such decrease in the Net Working Capital); or (G) with respect to Target, compliance (to the extent not waived by Acquiror) with Section 4.2(r)(ii) hereof, with respect to the certain matter described in Section 2.7 of the Target Schedule of Exceptions and referenced as being referenced in (G) of this definition.

“Merger Consideration” means the Acquiror Common Stock and Acquiror Preferred Stock issuable to Target Stockholder in accordance with Section 1.1(c) of this Agreement, and cash for fractional shares pursuant to Section 1.2 of this Agreement.

“Net Working Capital Threshold” means $30,000,000.

“Permitted Encumbrances” means: (A) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (E) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods; and (F) non-exclusive object code licenses of software in the ordinary course of its business consistent with past practice on the applicable party’s standard form of customer agreement.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Restructuring” shall mean those actions described in that certain spreadsheet provided by Target to, and acknowledged by, Acquiror on the Agreement Date.

“Restructuring Costs” shall mean (i) severance payments associated with the terminations contemplated as part of Restructuring that are to be completed on or prior to January 9, 2009, whether or not such costs and expenses are actually incurred by Target, and excluding all severance and retention payments made after January 9, 2009 and in connection with terminations and transition services, respectively, as part of Restructuring; and (ii) severance payments to John Ferris and Karen Blasing as part of Restructuring.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which Target or Acquiror, as applicable, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries, (A) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (B) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body; provided further, for all purposes of hereof “Subsidiary of Acquiror,” or any similar reference, shall specifically exclude Target and any Subsidiary of Target.

“Target Aggregate Common Stock Conversion Shares” means all shares of Target Common Stock, Target Series A Preferred Stock, Target Series B Preferred Stock, Target Series B-1 Preferred Stock, Series B-2 Preferred Stock and Target Series C Preferred Stock issued and outstanding immediately prior to the Effective Time on an as-converted to Target Common Stock basis.

“Target Aggregate Series D Liquidation Preference” means the Acquiror Aggregate Liquidation Preferences less (i) Target Aggregate Series F Liquidation Preference and (ii) Target Aggregate Series E Liquidation Preference.

“Target Aggregate Series E Liquidation Preference” means the lesser of (A) the product of (i) the total number of shares of Target Series E Preferred Stock issued and outstanding immediately prior to the Effective Time and (ii) $1.224 and (B) the Acquiror Aggregate Liquidation Preferences, less the Target Aggregate Series F Liquidation Preference.

“Target Aggregate Series F Liquidation Preference” means the lesser of (A) the product of (i) the total number of shares of Target Series F Preferred Stock issued and outstanding immediately prior to the Effective Time and (ii) $1.02901 and (B) the Acquiror Aggregate Liquidation Preferences.

“Target Common Stock” means the common stock, par value of $0.0001 per share, of the Target.

“Target Common Stock Acquiror Common Stock Ratio” means the quotient obtained by dividing (i) all shares of Target Common Stock issued and outstanding immediately prior to the Effective Time by (ii) the Target Aggregate Common Stock Conversion Shares.

“Target Common Stock Conversion Ratio” means the quotient obtained by dividing the (i) Acquiror Common Stock Issuable to Holders of Target Common Stock and (ii) all shares of Target Common Stock issued and outstanding immediately prior to the Effective Time.

“Target Net Working Capital” means (A) the Target’s consolidated total current assets as of January 31, 2009 (as defined by and determined in accordance with GAAP) less (B) the Target’s consolidated total current liabilities as of January 31, 2009 (as defined by and determined in accordance with GAAP); provided, further, for purposes of calculating Target Net Working Capital, Target’s current liabilities shall (A) include (1) all Target debt (irrespective of whether a short- or long-term obligation), (2) all unpaid Transaction Expenses of Target, (3) all unpaid Restructuring Costs, and (4) any and all transaction fees and related costs and expenses payable by Target to AEI in connection with the Merger and this Agreement and the transactions contemplated hereby and (B) exclude (1) deferred revenue of Target, (2) the deferred cost of goods sold of Target, (3) up to approximately $12,749,000 in aggregate dividends payable by Target and (4) up to approximately $1,786,000 in restructuring costs associated with Target’s rent for its 1440 McCarthy Blvd. facility.

“Target Net Working Capital Certificate” means a certificate executed by the Chief Financial Officer of Target dated as of February 23, 2009, certifying the amount of Target Net Working Capital (including (i) Target’s balance sheet as of such date prepared on a consistent basis with the Target Balance Sheet, (ii) an itemized list of all Target debt and all unpaid Transaction Expenses of Target, (iii) an itemized list of each element of Target’s consolidated current assets, and (iv) an itemized list of each element of Target’s consolidated total current liabilities).

“Target Options” means options to purchase shares of Target Common Stock issued by Target under Target’s Stock Plans.

“Target Preferred Stock” means the Target Series A Preferred Stock, Target Series B Preferred Stock, Target Series B-1 Preferred Stock, Series B-2 Preferred Stock, Target Series C Preferred Stock, Target Series D Preferred Stock, Target Series E Preferred Stock and Target Series F Preferred Stock, collectively.

“Target Stock Plans” mean the Target 1999 Stock Plan, 2007 Long-Term Equity Plan and 2007 Option Exchange Plan stock plans.

“Target Series A Acquiror Common Stock Ratio” means the quotient obtained by dividing (i) all shares of Target Series A Preferred Stock issued and outstanding immediately prior to the Effective Time on an as-converted to Target Common Stock basis by (ii) the Target Aggregate Common Stock Conversion Shares.

“Target Series B Acquiror Common Stock Ratio” means the quotient obtained by dividing (i) all shares of Target Series B Preferred Stock issued and outstanding immediately prior to the Effective Time on an as-converted to Target Common Stock basis by (ii) the Target Aggregate Common Stock Conversion Shares.

“Target Series B-1 Acquiror Common Stock Ratio” means the quotient obtained by dividing (i) all shares of Target Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time on an as-converted to Target Common Stock basis by (ii) the Target Aggregate Common Stock Conversion Shares.

“Target Series B-2 Acquiror Common Stock Ratio” means the quotient obtained by dividing (i) all shares of Target Series B-2 Preferred Stock issued and outstanding immediately prior to the Effective Time on an as-converted to Target Common Stock basis by (ii) the Target Aggregate Common Stock Conversion Shares.

“Target Series C Acquiror Common Stock Ratio” means the quotient obtained by dividing (i) all shares of Target Series C Preferred Stock issued and outstanding immediately prior to the Effective Time on an as-converted to Target Common Stock basis by (ii) the Target Aggregate Common Stock Conversion Shares.

“Target Series A Conversion Ratio” means the quotient obtained by dividing the (i) Acquiror Common Stock Issuable to Holders of Target Series A Preferred Stock and (ii) all shares of Target Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Target Series B Conversion Ratio” means the quotient obtained by dividing the (i) Acquiror Common Stock Issuable to Holders of Target Series B Preferred Stock and (ii) all shares of Target Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Target Series B-1 Conversion Ratio” means the quotient obtained by dividing the (i) Acquiror Common Stock Issuable to Holders of Target Series B-1 Preferred Stock and (ii) all shares of Target Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Target Series B-2 Conversion Ratio” means the quotient obtained by dividing the (i) Acquiror Common Stock Issuable to Holders of Target Series B-2 Preferred Stock and (ii) all shares of Target Series B-2 Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Target Series C Conversion Ratio” means the quotient obtained by dividing the (i) Acquiror Common Stock Issuable to Holders of Target Series C Preferred Stock and (ii) all shares of Target Series C Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Target Series D Conversion Ratio” means the quotient obtained by dividing the (i) Acquiror Preferred Stock Issuable to Holders of Target Series D Preferred Stock and (ii) total number of shares of Target Series D Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Target Series E Conversion Ratio” means the quotient obtained by dividing the (i) Acquiror Preferred Stock Issuable to Holders of Target Series E Preferred Stock and (ii) total number of shares of Target Series E Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Target Series F Conversion Ratio” means the quotient obtained by dividing the (i) Acquiror Preferred Stock Issuable to Holders of Target Series F Preferred Stock and (ii) total number of shares of Target Series F Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Target Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001, of Target.

“Target Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001, of Target.

“Target Series B-1 Preferred Stock” means the Series B-1 Preferred Stock, par value $0.0001, of Target.

“Target Series B-2 Preferred Stock” means the Series B-2 Preferred Stock, par value $0.0001, of Target.

“Target Series C Preferred Stock” means the Series C Preferred Stock, par value $0.0001, of Target.

“Target Series D Preferred Stock” means the Series D Preferred Stock, par value $0.0001, of Target.

“Target Series E Preferred Stock” means the Series E Preferred Stock, par value $0.0001, of Target.

“Target Series F Preferred Stock” means the Series F Preferred Stock, par value $0.0001, of Target.

“Target Warrants” means warrants to purchase shares of Target Capital Stock.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Transaction Expenses” means all third party fees and expenses incurred by either Target or Acquiror, or their respective employees or stockholders (to the extent paid or payable by such party), in connection with the Merger and this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers and accountants)

“Unvested Target Shares” means any Target Capital Stock that is not vested under the terms of any Contract with the Target (including any stock option agreement, or stock option exercise agreement, or restricted stock purchase agreement).

(b) Merger Consideration. The parties intend and agree that, except for cash in lieu of fractional shares (as set forth in Section 1.2), Acquiror Preferred Stock and Acquiror Common Stock shall be the only consideration issued to the holders of Target Common Stock (the “Target Common Stockholders” and, together with the Target Preferred Stockholders, the “Target Stockholders”) under this Agreement.

(c) Conversion of Target Capital Stock. Pursuant to the Merger and in accordance with the provisions of the Target’s Restated Certificate of Incorporation, as amended and in effect immediately prior to the Effective Time consistent with Section 5.16 hereof (the “Target Restated Certificate”), at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Target or the holders of any of the following securities:

(i) each share of Target’s Series F Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.5)) shall be converted into the right to receive such number of shares of Acquiror Preferred Stock equal to one share of Target Series F Preferred Stock multiplied by the Target Series F Conversion Ratio;

(ii) each share of Target’s Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.5)) shall be converted into the right to receive such number of shares of Acquiror Preferred Stock equal to one share of Target Series E Preferred Stock multiplied by the Target Series E Conversion Ratio;

(iii) each share of Target’s Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.5)) shall be converted into the right to receive such number of shares of Acquiror Preferred Stock equal to one share of Target Series D Preferred Stock multiplied by the Target Series D Conversion Ratio;

(iv) each share of Target’s Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.5)) shall be converted into the right to receive such number of shares of Acquiror Common Stock equal to one share of Target Series C Preferred Stock multiplied by the Target Series C Conversion Ratio;

(v) each share of Target’s Series B-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.5)) shall be converted into the right to receive such number of shares of Acquiror Common Stock equal to one share of Target Series B-2 Preferred Stock multiplied by the Target Series B-2 Conversion Ratio;

(vi) each share of Target’s Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.5)) shall be converted into the right to receive such number of shares of Acquiror Common Stock equal to one share of Target Series B-1 Preferred Stock multiplied by the Target Series B-1 Conversion Ratio;

(vii) each share of Target’s Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.5)) shall be converted into the right to receive such number of shares of Acquiror Common Stock equal to one share of Target Series B Preferred Stock multiplied by the Target Series B Conversion Ratio;

(viii) each share of Target’s Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.5)) shall be converted into the right to receive such number of shares of Acquiror Common Stock equal to one share of Target Series A Preferred Stock multiplied by the Target Series A Conversion Ratio; and

(ix) each share of Target’s Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.5)) shall be converted into the right to receive such number of shares of Acquiror Common Stock equal to one share of Target Common Stock multiplied by the Target Common Stock Conversion Ratio.

(d) Target Options. At the Effective Time, each Target Option , whether vested or unvested, will, by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished.

(e) Treatment of Target Warrants to Purchase Target Common Stock. Each warrant to purchase shares of Target Common Stock issued and outstanding immediately prior to the Effective Time (“Target Common Warrants”), will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, either (i) be net exercised or (ii) survive the Merger and become exercisable for that number of shares of Acquiror Common Stock resulting from the application of the Target Common Stock Conversion Ratio set forth in Section 1.1(c) above, all pursuant to the terms and conditions set forth in the Target Common Warrants.

(f) Conversion of Target Warrants to Purchase Target Preferred Stock. Each warrant to purchase shares of Target Preferred Stock, issued and outstanding immediately prior to the Effective Time, whether or not exercisable (each, a “Target Preferred Warrant” and collectively, “Target Preferred Warrants”), will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, either (i) be cancelled and extinguished, (ii) be net exercised or (iii) survive the Merger and become exercisable for that number of shares of either Acquiror Preferred Stock or Acquiror Common Stock resulting from the application of the relevant conversion ratios set forth in Section 1.1(c) above, all pursuant to the terms and conditions set forth in the Target Preferred Warrants.

1.2 Fractional Shares. No fractional shares of Acquiror Preferred Stock or Acquiror Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of Target Preferred Stock or Target Common Stock who would otherwise be entitled to receive a fraction of a share of Acquiror Preferred Stock or Acquiror Common Stock, as the case may be, will receive from Acquiror, promptly after the Effective Time, an amount of cash equal to the then fair market value of the Acquiror Preferred Stock and Acquiror Common Stock, as applicable, and, in each case, as determined by the Board of Directors of Acquiror multiplied by the fraction of a share of such Acquiror Preferred Stock and/or Acquiror Common Stock to which such holder would otherwise be entitled.

1.3 Effects of the Merger. At the Effective Time, the parties agree that the following shall occur, whether by law or by action of Acquiror:

(a) Merger Sub will be merged with and into Target, the separate existence of Merger Sub will cease and Target will be the surviving corporation pursuant to the terms of this Agreement (the “Surviving Corporation”);

(b) the Certificate of Incorporation and Bylaws of Target shall be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub, and such amended and restated Certificate of Incorporation and Bylaws shall become the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by law;

(c) each share of capital stock of Target (“Target Capital Stock”) that is outstanding immediately prior to the Effective Time will be converted or extinguished as provided in this Section 1;

(d) each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time);

(e) the director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation;

(f) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation; and

(g) the Merger will, at and after the Effective Time, have all of the effects provided by Delaware Law.

1.4 Tax-Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a) of the Code. Each party hereto will report the Merger as a reorganization within the meaning of Section 368(a) for federal and state income tax purposes and in any other reporting related to the tax classification of the merger. Except as set forth in the preceding sentence, Acquiror makes no representations or warranties to Target or to any Target Stockholder or other holder of Target securities regarding the tax treatment of the Merger, whether the Merger will qualify as a tax-free plan of reorganization under the Code, or any of the tax consequences under the United States or any other country to Target or to any Target Stockholder or other holder of Target securities of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby, and Target and the Target Stockholders acknowledge that Target and the Target Stockholders are relying solely on their own tax advisors in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement.

1.5 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Target Capital Stock held by a Target Stockholder who has demanded and perfected appraisal rights for such shares in accordance with Section 262 of the Delaware Law or dissenters’ rights in accordance with Chapter 13 of the California Law (“Dissenting Shares”), shall not be converted into the right to receive that portion of the Merger Consideration set forth in Section 1.1, and instead such Target Stockholder shall only be entitled to such rights as are granted by Delaware Law or California Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

(b) Notwithstanding the provisions of Section 1.5(a), if any holder of shares of Target Capital Stock who either demands appraisal of such shares under Delaware Law or exercises dissenters’ rights in accordance with Chapter 13 of California Law, shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal or dissent, as the case may require, then, as of the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive that portion of the Merger Consideration, if any, as provided in Section 1.1, without interest thereon, upon surrender of the certificate representing such shares of Target Capital Stock.

(c) Target shall give Acquiror prompt notice of any demands for appraisal or purchase received by the Target, withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law and received by the Target. Target shall not, except with the prior written consent of Acquiror, or as otherwise required under Delaware Law or California Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the stockholders of the Target (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.5 and under Delaware Law or California Law) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under Delaware Law or California Law by any other Target Stockholder.

1.6 Surrender of Certificates.

(a) Exchange Agent. Acquiror, or its designated agent, shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Acquiror to Provide Acquiror Preferred Stock and Acquiror Common Stock. Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Section 1, through such reasonable procedures as Acquiror may adopt, the Merger Consideration for distribution to the Target Stockholders.

(c) Exchange Procedures. On the Closing Date, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock that were converted into the right to receive a portion of the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a portion of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror (or an affidavit of lost certificate (or non-issued certificate) with appropriate and customary indemnification in a form reasonably satisfactory to Acquiror (the “Affidavit”)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and subject to receipt by the Exchange Agent of a duly executed copy of the Adoption Agreement in a form mutually agreed to by the parties (the “Adoption Agreement”), the holder of such Certificate shall be entitled to the issuance in exchange therefor of the number of whole shares of Acquiror Preferred Stock and/or Acquiror Common Stock, as the case may be, which such former Target Stockholder is entitled to receive pursuant to Section 1 and/or cash for fractional shares as set forth in Section 1.2 of this Agreement. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Acquiror Preferred Stock and/or Acquiror Common Stock into which such shares of Target Capital Stock are converted pursuant to the terms of this Agreement.

(d) Dissenting Shares. The provisions of this Section 1.6 shall also apply to Dissenting Shares that were originally shares of Target Capital Stock and that lose their status as Dissenting Shares, except that the obligations of Acquiror under this Section 1.6 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Preferred Stock to which such holder is entitled hereunder.

(e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Acquiror Preferred Stock or Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Preferred Stock or Acquiror Common Stock represented thereby until the holder of record of such Certificate shall have surrendered such Certificate or the Affidavit, and shall have complied with the requirements of Section 1.6(a).

1.7 Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Acquiror Common Stock, Acquiror Preferred Stock, Target Common Stock or Target Preferred Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change; provided, however, that the parties agree that all calculations set forth herein already account for the Reverse Split and Conversion Event (each, as defined in the Acquiror Restated Certificate).

1.8 Withholding Rights. Acquiror, Target, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of Target Capital Stock or Target Warrants such amounts as Acquiror, Target, the Surviving Corporation and the Exchange Agent are required to deduct and withhold with respect to any such deliveries and payments under any provision of Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Target, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Target or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

1.10 Termination Right for Net Working Capital Shortfall.

(a) Each of Acquiror and Target shall deliver to the other party the Acquiror Net Working Capital Certificate and Target Net Working Capital Certificate, respectively, on February 23, 2009.

(b) On or before February 27, 2009, each of Acquirer and Target may object to the Target Net Working Capital calculations included in the Target Net Working Capital Certificate (the “Target NWC Calculations”) and the Acquiror Net Working Capital calculations included in the Acquiror Net Working Capital Certificate (the “Acquiror NWC Calculations”), respectively, by delivering to the other party a certificate (each, a “NWC Dispute Certificate”) executed by their respective Chief Financial Officers and setting forth the disputing party’s calculation of the Target Net Working Capital or the Acquiror Net Working Capital, as the case may be, and the amount by which the Target Net Working Capital or the Acquiror Net Working Capital, as calculated by the disputing party, is less than the Net Working Capital Threshold.

(c) Each of Target and Acquiror may object to the Acquiror NWC Calculations and Target NWC Calculations, respectively, as set forth in the applicable NWC Dispute Certificate by providing written notice of such objection to the other party within two (2) Business Days following delivery of the NWC Dispute Certificate (the “Notice of Objection”).

(d) If a Notice of Objection is timely received, then the parties shall confer in good faith thereafter and up to and including March 6, 2009, in an attempt to resolve any disagreement, and any resolution by them shall be in writing and shall be final and binding.

(e) If the parties reach an agreement pursuant to Section 1.10(d) and it is determined that either the Target Net Working Capital or the Acquiror Net Working Capital is in fact less than the Net Working Capital Threshold (the “Net Working Capital Shortfall”) then the party without the Net Working Capital Shortfall shall have five (5) Business Days thereafter to terminate this Agreement.

1.11 Acquiror Termination Right with Respect to Target Engineers.

(a) From the Agreement Date up to and including February 27, 2009, no fewer than 75% (the “Engineer Threshold”) of all engineers employed by Target as of the Agreement Date as listed on the spreadsheet for the Restructuring (“Target Engineers”) shall have remained continuously employed by Target or a Subsidiary of Target and no action shall have been taken by Target or any Target Engineer to terminate such employment relationship without cause, if such action would be reasonably likely to result in fewer Target Engineers than the Engineer Threshold continuing employment with Target following February 27, 2009. Target shall promptly notify Acquiror if any action is taken to terminate the employment of any Target Engineer with Target.

(b) If, on February 27, 2009, the Engineer Threshold is not met, then Acquiror, at its sole discretion, shall have five (5) Business Days thereafter to terminate this Agreement.

2. REPRESENTATIONS AND WARRANTIES OF TARGET

Subject to the disclosures set forth in the disclosure schedule of the Target delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Target Schedule of Exceptions”) (each of which disclosures, in order to be effective, shall indicate the Section and, if applicable, the Subsection of this Section 2 to which it relates (unless and only to the extent the relevance to other representations and warranties is apparent from the actual text of the disclosures)), and each of which disclosures shall also be deemed to be representations and warranties made by the Target to Acquiror under this Section 2), Target represents and warrants to Acquiror as follows.

2.1 Organization, Good Standing, Corporate Power and Qualification. Each of Target and each Subsidiary of Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the requisite corporate power and authority to enter into and perform this Agreement and all other agreements required to be entered into and performed by Target under this Agreement (the “Target Related Agreements”), to carry out the provisions of the Target Certificate, to own and operate its properties and assets and to carry on its business as currently conducted. Each of Target and each Subsidiary of Target is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect on Target.

2.2 Capitalization.

(a) The capitalization of Target as of the Agreement Date consists of the following:

(i) Target Preferred Stock. A total of 1,025,000,000 authorized shares of preferred stock of Target, $0.0001 par value per share, consisting of (i) 18,544,000 shares designated as Series A Preferred Stock, 18,384,000 of which are issued and outstanding, (ii) 956,000 shares designated as Series B Preferred Stock, 161,371 of which are issued and outstanding, (iii) 14,000,000 shares designated as Series B-1 Preferred Stock, 13,842,062 of which are issued and outstanding, (iv) 5,500,000 shares designated as Series B-2 Preferred Stock, 5,344,195 of which are issued and outstanding, (v) 41,000,000 shares designated as Series C Preferred Stock, 39,761,309 of which are issued and outstanding, (vi) 44,000,000 shares designated as Series D Preferred Stock, 43,648,608 of which are issued and outstanding, (vii) 81,000,000 shares designated as Series E Preferred Stock, 53,462,370 of which are issued and outstanding, and (viii) 140,000,000 shares designated as Series F Preferred Stock, 131,143,992 of which are issued and outstanding.

(ii) Target Common Stock. A total of 680,000,000 authorized shares of Target Common Stock, $0.0001 par value per share, of which 37,823,393 shares are issued and outstanding.

(iii) Options, Warrants, Reserved Shares. Except for (i) the conversion privileges of the Target Preferred Stock, (ii) warrants exercisable for 160,000 shares of Target’s Series A Preferred Stock, (iii) warrants exercisable for 77,755 shares of Target’s Series B Preferred Stock, (iv) warrants exercisable for 123,355 shares of Target’s Series B-1 Preferred Stock, (v) warrants exercisable for 230,843 shares of Target’s Series C Preferred Stock, (vi) warrants exercisable for 349,243 shares of Target’s Series D Preferred Stock, (vii) warrants exercisable for 27,537,615 shares of Target’s Series E Preferred Stock, (viii) warrants exercisable for 5,346,538 shares of Target’s Series F Preferred Stock, (ix) Target Warrants exercisable for 235,330 shares of Target Common Stock and (x) options exercisable for 118,168,776 shares of Target’s Common Stock pursuant to the Target Stock Plans, there are no outstanding options, warrants, rights (including conversion or preemptive rights), proxy or stockholder agreements or agreement for the purchase or acquisition from Target of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Target’s capital stock. Target has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the Target’s board minutes and board consents. Apart from the exceptions noted herein or in the Target Schedule of Exceptions, and except for rights of first refusal held by Target to purchase shares of its stock issued under the Target Plan and under restricted stock purchase agreements entered into between Target and founders of Target, no shares of the Target’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by Target, are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor of Target or any other person), pursuant to any agreement or commitment of Target.

(b) The outstanding shares of the capital stock of Target (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) have been approved by all requisite stockholder action; and (iii) were issued in material compliance with all applicable state and federal laws concerning the issuance of securities.

(c) Apart from the exceptions noted herein or in Schedule 2.3 of the Target Schedule of Exceptions, there are no Target Unvested Shares and Target has no liability for dividends accrued or declared but unpaid.

2.3 Subsidiaries. Except as set forth on Schedule 2.3 of the Target Schedule of Exceptions, Target does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, trust, joint venture, association, or other entity. Since its inception, Target has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, association, or other business entity.

2.4 Due Authorization. Subject to approval of the Merger and adoption of this Agreement by the requisite number of Target Stockholders (the “Target Stockholder Approval”), Target has all requisite corporate power and authority to enter into this Agreement and the Target Related

Agreements and to consummate the transactions contemplated hereby and thereby. The affirmative vote of (a) the holders of a majority of the then outstanding Target Common Stock, (b) holders of a majority of the then outstanding Target Preferred Stock (voting together as a single class and not by separate series, and on an as-converted to Target Common Stock basis), (c) the holders of seventy-five (75%) of the then outstanding Target Series D Preferred Stock (voting together as a separate series, and on an as-converted to Target Common Stock basis), (d) the holders of seventy-five (75%) of the then outstanding Target Series E Preferred Stock (voting together as a separate series, and on an as-converted to Target Common Stock basis), and (e) the holders of a majority of the then outstanding Target Series F Preferred Stock (voting together as a separate series, and on an as-converted to Target Common Stock basis), is sufficient for the Target Stockholder Approval. The execution and delivery of this Agreement and the Target Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of Target (the “Target Board”). This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Target Board, by resolutions duly adopted (and not thereafter modified in a manner adverse to Acquiror or rescinded) by a unanimous vote, has approved and adopted this Agreement and approved the Merger, has determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of Target and its stockholders, and directed that the adoption of this Agreement be submitted to the Target Stockholders for consideration and recommended that all of the Target Stockholders adopt this Agreement and approve the Merger.

2.5 Spreadsheet. The Spreadsheet (as defined in Section 5.6) will accurately set forth, as of the Closing Date and immediately prior to the Effective Time, the name of each Person that is the registered owner of any shares of Target Capital Stock and/or Target Options and/or Target Warrants and the number and kind of such shares so owned, or subject to Target Options and/or Target Warrants so owned, by such Person. As of the Closing, no other Person not disclosed in the Spreadsheet will have a right to acquire any shares of Target Capital Stock and/or Target Options and/or Target Warrants from Target. In addition, the shares of Target Capital Stock and/or Target Options and/or Target Warrants disclosed in the Spreadsheet will be, as of the Closing, free and clear of any Encumbrances created by the Target Restated Certificate or Bylaws of Target or any Contract to which Target is a party or by which it is bound (other than Permitted Encumbrances and except as contemplated by this Agreement).

2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Target or any Subsidiary of Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, (ii) such filings and notifications as may be required to be made by Target in connection with the Merger under the HSR Act and applicable foreign antitrust laws and the expiration or early termination of applicable waiting periods under the HSR Act and applicable foreign antitrust laws, (iii) the filing of the Permit Application (as such term is defined in Section 5.3(a)) with the California Commissioner (as such term is defined in Section 5.3(a)) and (iv) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Target or Acquiror and would not prevent, alter, or delay, in any material respect, any of the transactions contemplated by this Agreement.

2.7 Litigation. There is no material private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation (“Action”) pending before any Governmental Entity, or, to the knowledge of Target, threatened against Target or any Subsidiary of Target or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Target or any of its Subsidiaries). There is no judgment, decree, injunction or order against Target or any Subsidiary of Target, any of their respective assets or properties, or, to the knowledge of Target, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Target or any of its Subsidiaries). Neither Target nor any of its Subsidiaries has any material action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person. To Target’s knowledge, there is no factual or legal basis for any such Action that might result, individually or in the aggregate, in any Material Adverse Change with respect to Target or any Subsidiary of Target.

2.8 Invention Assignment and Confidentiality Agreement. Each employee of Target and its Subsidiaries has entered into and executed the standard form of Target’s Invention Assignment and Confidentiality Agreement. Target has provided to Acquiror or Acquiror’s counsel copies of all such forms currently and historically used by Target or any Subsidiary of Target. No former or current employee or officer of Target or any Subsidiary of Target has excluded works or inventions made prior to his or her employment with Target or any Subsidiary of Target from his or her assignment of inventions pursuant to such employee or officer’s Invention Assignment and Confidentiality Agreement. Target does not believe it is or will be necessary to use any inventions of any of its or any of its Subsidiary’s employees (or persons it currently intends to hire) made prior to their employment by Target or any Subsidiary of Target. Each consultant to Target or any of its Subsidiaries who has or is expected to contribute to the development of any Target-Owned IP Rights (as defined below), has signed an agreement with Target or a Subsidiary of Target containing appropriate invention assignment or license and confidentiality provisions.

2.9 Intellectual Property.

(a) Target and each Subsidiary of Target (i) owns or (ii) has the valid right or license to use all Target IP Rights and Target IP Rights are sufficient for the conduct of Target’s or any Subsidiary of Target’s business as currently conducted and as currently proposed to be conducted by Target or any Subsidiary of Target. As used in this Agreement, “Target IP Rights” means (A) any and all Intellectual Property used in the conduct of the business of Target and its Subsidiaries as currently conducted or as currently proposed to be conducted by Target or any Subsidiary of Target; and (B) any and all other Intellectual Property owned by Target and its Subsidiaries; “Target-Owned IP Rights” means Target IP Rights that are or are purportedly owned by Target or any Subsidiary of Target; “Target Products” means (A) all products marketed, licensed, sold or distributed, or services marketed or performed, by or on behalf of Target or any Subsidiary of Target prior to Closing and (B) all products, features and functionality currently proposed by Target or any Subsidiary of Target to be commercialized by Target or any Subsidiary of Target and for which software code has been written, to the extent developed by or on behalf of Target or any Subsidiary of Target prior to Closing; the business of Target as currently “proposed to be conducted” means the use, development, manufacture, marketing, licensing, sale, offering for sale, distribution, or intended use of the ExaScale product, and “Third Party Intellectual Property Rights” means any Intellectual Property owned by a third Person.

(b) Neither the execution and delivery or effectiveness of this Agreement nor the performance of Target’s obligations under this Agreement nor the occurrence of the Closing will by themselves (including by the terms of any Contract to which Target or any Subsidiary of Target is a party) (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Target-Owned IP Right, (ii) impair the right of Target, any Subsidiary of Target or Acquiror to use, possess, sell or license any Target-Owned IP Right or portion thereof (iii) require Target, any Subsidiary of Target or Acquiror to make any payment of any kind to any Person with respect to the use, possession, sale or license of any Target-Owned IP Right or portion thereof or (iv) result in any restriction on Target’s, any Subsidiary of Target or Acquiror’s right to use, possess, sell or license any Target-Owned IP Right or portion thereof.

(c) Neither Target nor any Subsidiary of Target is, or shall be solely as a result of the execution and delivery or effectiveness of this Agreement or the performance of Target’s obligations under this Agreement, in breach of any Contract governing any Target IP Rights (the “Target IP Rights

Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any performance, benefit, remedy or payments with respect to, the Target IP Rights Agreements, or entitle any non-Target party to any Target IP Rights Agreement to do any of the foregoing or receive any performance, benefit or remedy from Target or any Subsidiary of Target. Following the Closing, the Surviving Corporation (as wholly-owned by Acquiror) will be permitted to exercise all of the Target’s and its Subsidiaries’ rights under the Target IP Rights Agreements to the same extent Target and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Target or any of its Subsidiaries would otherwise be required to pay.

(d) There are no royalties, honoraria, fees or other payments payable by Target or any Subsidiary of Target by Contract to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Target-Owned IP Rights by Target or any Subsidiary of Target.

(e) Schedule 2.9(e) of the Target Schedule of Exceptions sets forth a list (by name and version number) of all Target Products currently produced, manufactured, marketed, licensed, sold, or distributed by the Target and its Subsidiaries.

(f) Target and its Subsidiaries have no Liability in connection with (i) infringement or misappropriation of any Third Party Intellectual Property Rights of any third party or for unfair competition or unfair trade practices under the laws of any jurisdiction or (ii) any breach of any Contract to which Target or any Subsidiary of Target is a party relating to the use of Third Party Intellectual Property Rights. Neither the operation of Target’s or any Target Subsidiary’s business as currently conducted and as currently proposed to be conducted (as that term is defined in Section 2.9(a)) nor the use, development, manufacture, marketing, licensing, sale, offering for sale, distribution, or intended use of any Target Product (i) violates (and has not violated and will not violate) any license or other Contract between Target or such Subsidiary of Target and any third party, or (ii) infringes or misappropriates (and has not infringed or misappropriated and will not infringe or misappropriate) any Third Party Intellectual Property Right. There is no pending or threatened, claim or litigation contesting the validity, ownership or right of Target or any Subsidiary of Target to exercise any Target-Owned IP Right, nor is Target aware of any substantial basis for any such claim. Neither Target nor any Subsidiary of Target has received any notice asserting that the operation of Target’s or any Target Subsidiary’s business or the development, manufacture, marketing, licensing, sale offering for sale, distribution or intended use of Target Products conflicts with or infringes) the rights of any other party, nor is there any substantial basis for any such assertion. Neither Target nor any Subsidiary of Target has received any notice from any third party offering a license under any such third party patents.

(g) None of the Target-Owned IP Rights or Target Products are subject to any proceeding or outstanding order or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by Target or any Subsidiaries of any Target-Owned IP Rights or any Target Product, or which may affect the validity, use or enforceability of any such Target-Owned IP Rights or Target Product, or (ii) restricting the conduct of the Target’s or any Target Subsidiary’s business in order to accommodate Intellectual Property rights of a third party.

(h) Neither Target nor any Subsidiary of Target has received any written opinion of counsel (A) that any Target Product or the operation of the business of Target or any Subsidiary of Target, as previously or currently conducted, or as currently proposed to be conducted by Target or any Subsidiary of Target, does not infringe or misappropriate any Third Party Intellectual Property Rights or (B) that any Third Party Intellectual Property Rights are invalid or unenforceable.

(i) No current or former employee, consultant or independent contractor of Target or any Subsidiary of Target: (i) is to Target’s knowledge in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Target or any Subsidiary of Target or using trade secrets or proprietary information of others without permission; or (ii) has during the term of employment with Target to the Target’s knowledge developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Target or any Subsidiary of Target that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Target’s knowledge, neither the employment of any employee of Target or any Subsidiary of Target, nor the use by Target or any Subsidiary of Target of the services of any consultant or independent contractor subjects Target or such Subsidiary of Target to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Target or such Subsidiary of Target, whether such Liability is based on contractual or other legal obligations to such third party.

(j) Target and each Subsidiary of Target has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of all material confidential or non-public information included in the Target-Owned IP Rights and to preserve and maintain all Target’s and its Subsidiaries’ interests, proprietary rights and trade secrets in the Target-Owned IP Rights. All current and former officers, employees, consultants and independent contractors of Target and any Subsidiary of Target having access to confidential or non-public information of Target or any Subsidiary of Target, or their customers or business partners, have executed and delivered to Target or such Subsidiary of Target an agreement regarding the protection of such information (in the case of confidential or non-public information of Target’s or such Subsidiary of Target’s customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Acquiror’s legal counsel.

(k) Target and each Subsidiary of Target has secured from all of their consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Intellectual Property on behalf of Target or any Subsidiary of Target unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that Target or any Subsidiary of Target does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto, and all such Intellectual Property constitutes Target-Owned IP Rights owned exclusively by Target. Without limiting the foregoing, Target and each Subsidiary of Target has obtained proprietary information and invention and assignment agreements from all current and former employees and consultants of Target and each Subsidiary of Target and copies of all forms of such agreements have been delivered to Acquiror’s legal counsel. No current or former employee, officer, director, consultant or independent contractor of Target or any Subsidiary of Target has any right, license, claim or interest whatsoever in or with respect to any Target-Owned IP Rights.

(l) Schedule 2.9(l) of the Target Schedule of Exceptions contains a true and complete list of (i) all registrations made throughout the world by or on behalf of Target or any Subsidiary of Target of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Entity or quasi-governmental entity, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to applicable law by Target or any Subsidiary of Target to secure, perfect or protect its interest in the Target-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, including intent-to-use applications, and where applicable the jurisdiction in which each of the items of the Target-Owned IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Target-Owned IP Rights (collectively, the “Target Registered IP Rights”). All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights held by Target or any Subsidiary of Target are valid (to Target’s knowledge), enforceable (to Target’s knowledge) and subsisting, and Target or such Subsidiary of Target is the record owner thereof.

(m) Target and its Subsidiaries own and have exclusive title to all Target-Owned IP Rights and Target Registered IP Rights free and clear of all Encumbrances (other than Permitted Encumbrances). There are no Encumbrances on Target’s or a Subsidiary of Target’s rights or licenses to or interests in any Third Party Intellectual Property Rights licensed to Target or a Subsidiary of Target from a third Person (other than restrictions contained in the applicable license agreements with such Person and Permitted Encumbrances).

(n) None of Target IP Rights Agreements (i) grants any third party exclusive rights to or under any Target-Owned IP Rights or (ii) grants any third Person the right to sublicense any of such Target-Owned IP Rights. Neither Target nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was owned by Target or any of its Subsidiaries, to any third party, or knowingly permitted Target’s and its Subsidiaries’ rights in such Intellectual Property to enter the public domain or, with respect to any Intellectual Property for which Target or its Subsidiaries have submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its statutory term).

(o) Neither Target nor any Subsidiary of Target, nor (to Target’s knowledge) any other party acting on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Target Source Code (as defined below). No event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by Target or any Subsidiary of Target or any other party acting on its behalf to any party of any Target Source Code. Schedule 2.9(o) of the Target Schedule of Exceptions identifies each Contract pursuant to which Target or any Subsidiary of Target has deposited, or is or may be required to deposit, with an escrow agent or other party, any Target Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Target Source Code. As used in this Section 2.9(o), “Target Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Target-Owned IP Rights or any other Target Product marketed or currently proposed to be marketed by Target or any Subsidiary of Target.

(p) To Target’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Target-Owned IP Rights by any third party, including any employee or former employee of Target or any Subsidiary of Target.

(q) To the Target’s knowledge Target Products provided by or through Target or any Subsidiary of Target to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers, and neither Target nor any Subsidiary of Target has any material Liability (and, to the knowledge of Target or any Subsidiary of Target, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Target or any Subsidiary of Target giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Target Balance Sheet. Target has made available to Acquiror all material documentation and notes in its possession relating to the testing of Target Products and plans and specifications for Target Products currently under development by Target. Target has a policy or procedure for tracking material bugs, errors and defects of which it becomes aware in any Target Products, and maintains a database covering the foregoing. For all software used by Target and its Subsidiaries in providing Target Products, or in developing or making available any of Target Products, Target and its Subsidiaries have used commercially reasonable efforts to implement security patches or upgrades that are generally available for that software.

(r) Except for payments to Target under a Contract entered into by Target pursuant to which Target developed and retained exclusive ownership of all resulting Intellectual Property, subject only to the grant of a non-exclusive license to such Intellectual Property pursuant to the express terms of such Contract, no (i) government funding (except for payments to Target under Contracts for the development by Target of Intellectual Property to be owned by Target and licensed to a Governmental Entity); or (ii) funding from any Person (other than funds received in consideration for Target Capital Stock or payments to Target under customer Contracts for the development by Target of Intellectual Property to be owned by Target and licensed to the customer) was used in the development of the Target-Owned IP Rights. No facilities of a university, college, other educational institution or research center were used in the development of the Target-Owned IP Rights. No current or former employee, and to the knowledge of Target no consultant or independent contractor, of Target or any Subsidiary of Target, who was involved in, or who contributed to, the creation or development of any Target-Owned IP Rights, has performed services related to the creation or development of Intellectual Property for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Target or any Subsidiary of Target.

(s) No materials have been used in conjunction with, combined with, distributed with, or incorporated into, Target Products or Target IP Rights in such a way that (i) could require the Target Products or Target-Owned IP Rights to be licensed under Open Source Terms or (ii) could require Third Party Intellectual Property Rights that are licensed to Target or any Subsidiary to be licensed under Open Source Terms in breach of the terms of the Contract(s) governing such Third Party Intellectual Property Rights. “Open Source Terms” means license terms that require, as a condition of making, using, reproducing, modifying, preparing derivative works based on, displaying, performing, offering for sale, importing, selling, licensing or distributing or making available the licensed materials (or derivatives thereof) (collectively, with any other materials used with, combined with, incorporated within or into, distributed with or derived from such materials, the “Materials”) any of the following: (i) disclosing or making the source code for any portion of the Materials available to others; (ii) granting permission for others to create derivative works based on any portion of the Materials; or (iii) granting any Person any rights with respect to the Intellectual Property in any portion of the Materials, including a royalty-free license to distribute any portion of the Materials.

(t) Neither Target nor any Subsidiary of Target is now, or has ever been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate Target or any Subsidiary of Target to grant or offer to any other Person any license or right to any Target-Owned IP Rights. In addition, if any Target-Owned IP Rights have been acquired from a Person other than an employee of or contractor to Target or any Subsidiary of Target, then, to the Target’s knowledge, such Person is not now and has never been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such IP Right. Neither Target nor any Subsidiary of Target has a current obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Target-Owned IP Rights by virtue of Target’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

2.10 Compliance with Law and Documents; Permits. Target is not in violation or default of any provisions of its current Certificate of Incorporation of Target (the “Target Certificate”) or its Bylaws, both as amended to date, and, to Target’s knowledge, each of Target and each Subsidiary of Target is in compliance with all applicable statutes, laws, regulations, judgments, orders, writs, decrees, rules, restrictions and executive orders of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over the Target’s business or properties, or its Subsidiaries’ business or properties, where such violation would have a material and adverse impact on Target’s business taken as a whole. Target has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of Target and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. Target has not received any written notice of any violation of any such statute, law, regulation or order which has not been remedied prior to the Agreement Date. The execution and delivery of this Agreement by the Target does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Target or any Subsidiary of Target, or to the knowledge of Target, any of the shares of Target Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws of Target or any Subsidiary of Target, in each case as amended to date, (B) any material Contract of Target or any of its Subsidiaries or any material Contract applicable to any of their respective material properties or assets, or (C) any Legal Requirements applicable to Target or any Subsidiary of Target, or any of their respective material properties or assets, that the failure of which to comply, would be material and adverse to the Target.

2.11 Registration Rights and Voting Rights. Target is not under any obligation to register under the 1933 Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities nor is Target obligated to register or qualify any such securities under any state securities or blue sky laws. To Target’s knowledge, no stockholder of Target has entered into any agreement with respect to the voting of equity securities of Target.

2.12 Title to Property and Assets. Each of Target and each Subsidiary of Target owns its properties and assets free and clear of all Encumbrances (other than Permitted Encumbrances). With respect to the property and assets it leases, each of Target and each Subsidiary of Target is in material compliance with all such leases.

2.13 Target Financial Statements.

(a) Attached to the Target Schedule of Exceptions are the Target’s consolidated unaudited balance sheet, and statement of operations and cash flows of Target as of October 31, 2008 (October 31, 2008 being referred to herein as the “Target Balance Sheet Date”) (all such financial statements being collectively referred to herein as the “Target Financial Statements”). Such Target Financial Statements (a) are derived from and in accordance with the books and records of Target, (b) are true, correct and complete in all material respects and present fairly in all material respects the financial condition of Target at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with GAAP, except, as to the unaudited Target Financial Statements, for the omission of notes thereto and normal year-end audit adjustments.

(b) Target does not have any liabilities of any nature required to be reflected in financial statements in accordance with GAAP, other than (i) those set forth or adequately provided for in the Balance Sheet included in the Target’s Balance Sheet as of October 31, 2008 and included in the Financial Statements, (ii) those incurred in the conduct of Target’s business since the Target Balance Sheet Date in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount, and (iii) those incurred by Target in connection with the execution of this Agreement or the performance by Target of its obligations hereunder. Except for liabilities reflected in the Target Financial Statements, Target has no off balance sheet liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by Target. All reserves that are set forth in or reflected in the Target Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.

(c) Target has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of Target are being executed and made only in accordance with appropriate authorizations of management and the Target Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Target and (iv) that the amount recorded for assets on the books and records of Target is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Target, nor to Target’s knowledge, any current or former employee, consultant or director of Target, has identified or been made aware of any fraud, whether or not material, that involves the Target’s management or other current or former employees, consultants directors of Target who have a role in the preparation of financial statements or the internal accounting controls utilized by Target, or any claim or allegation regarding any of the foregoing.

2.14 Certain Actions. Since the Target Balance Sheet Date and through the Agreement Date, Target has not: (a) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (b) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000 or in excess of $500,000 in the aggregate; (c) made any loans, guarantees or advances to any person, other than ordinary advances for travel expenses; (d) sold, exchanged or otherwise disposed of any material assets or rights other than the sale of inventory in the ordinary course of its business; or (e) entered into any material transactions with any of its officers, directors or employees or any entity controlled by any of such individuals.

2.15 Activities Since Target Balance Sheet Date. Since the Target Balance Sheet Date and through the Agreement Date, Target and each of its Subsidiaries has conducted its business only in the ordinary course consistent with past practice, and there has not been:

(a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of Target (as presently conducted and as presently proposed to be conducted);

(b) incurrence, creation or assumption of (i) any material Encumbrance (other than Permitted Encumbrances) on any of its material assets or properties or (ii) any debt;

(c) any waiver by Target of a valuable right or of a material debt owed to it;

(d) any material change or amendment to a material contract or arrangement by which Target or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for in this Agreement and the Target Related Agreements;

(e) change or increase in the compensation payable or to become payable to any of its officers, directors, employees or consultants, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including, without limitation, stock awards, stock option grants, or stock appreciation rights ) made to or with any of such officers, directors, employees or consultants, any material modification of any Target benefit plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or extension of existing loans to any such Persons, and neither Target nor any Target Subsidiary has entered into any Contract to grant or provide (nor has granted or provided any) any material severance, acceleration of vesting or other similar benefits to any such Persons;

(f) any sale, assignment, transfer or abandonment by Target of any Target-Owned IP Rights;

(g) any resignation or termination of employment of any officer or key employee of Target and Target is not aware of any impending resignation or termination of employment of any such officer or key employee;

(h) acceleration or release of any vesting condition of the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(i) any mortgage, pledge or lien created by Target, or transfer of a security interest, with respect to any of its properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Target’s ownership or use of such property or assets;

(j) any change in any tax election or method of tax accounting, or any settlement or final determination of any tax audit, claim, investigation, litigation or other proceeding or assessment;

(k) to Target’s knowledge, any other event or condition of any character, other than events affecting the economy or Target’s industry generally, that could reasonably be expected to result in a Material Adverse Effect on Target; and

(l) any arrangement or commitment by Target or any other person acting on its behalf to do any of the things described in this Section 2.15.

2.16 Employee Benefit Plans and Employee Matters.

(a) Schedule 2.16(a) of the Target Schedule of Exceptions lists, with respect to Target, any Subsidiary of Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each outstanding loan to an employee in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target or any Subsidiary of Target of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of Target or any Subsidiary of Target (all of the foregoing described in clauses (i) through (vi), collectively, the “Target Employee Plans”).

(b) Target has furnished to Acquiror’s counsel a true, correct and complete copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, delivered to Acquiror’s counsel true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Target has also delivered to Acquiror a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Target Employee Plan subject to Section 401(a) of the Code. Target has also delivered to Acquiror all registration statements and prospectuses prepared in connection with each Target Employee Plan. No employee of Target or any Subsidiary of Target and no person subject to any health plan of Target or any Subsidiary of Target has made medical claims through any such health plan during the 12 months preceding the Agreement Date for more than $25,000 in the aggregate for which Target or such Subsidiary of Target is directly responsible. For the purposes of the forgoing sentence, any exception to such representation and warranty set forth in the Target Schedule of Exceptions shall be stated generally and shall not identify any employee of Target or such Subsidiary of Target or person subject to any health plan of Target or such Subsidiary of Target who has made medical claims. Neither Target nor any Subsidiary of Target sponsors or maintains any self-funded employee benefit plan.

(c) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Target Employee Plan, which could reasonably be expected to result, individually or in the aggregate with any such other “prohibited transactions,” in a material Liability to Target or any of its Subsidiaries. Each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Target, each Subsidiary of Target and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any other party to, any of the Target Employee Plans. Neither Target nor any Subsidiary of Target or ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans. All contributions required to be made by Target, any Subsidiary of Target or any ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Target Balance Sheet Date as a result of the operations of Target and its Subsidiaries after the Target Balance Sheet Date). In addition, with respect to each Target Employee Plan intended to include a Code Section 401(k) arrangement, Target, its Subsidiaries and ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Target Employee Plan is covered by, and neither Target nor any Subsidiary of Target or ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquiror, the Surviving Corporation and/or any Subsidiary of Target (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Target Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target, is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(d) With respect to each Target Employee Plan, each of Target and each United States Subsidiary of Target has complied with (i) the applicable health care continuation and notice provisions of COBRA or similar state law and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.

(e) There has been no amendment to, written interpretation or announcement (whether or not written) by Target, any Subsidiary of Target or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Target Employee Plan above the level of expense incurred with respect to such Target Employee Plan for the most recent fiscal year included in the Financial Statements. No Target Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(f) Neither Target nor any Subsidiary of Target or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) Neither Target nor any Subsidiary of Target or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(h) Each compensation and benefit plan maintained or contributed to by Target or any Subsidiary of Target under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Schedule 2.16(h) of the Target Schedule of Exceptions. As regards each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) all contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Target Balance Sheet, (iii) Target, each Subsidiary of Target, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Legal Requirements, (v) to the knowledge of Target, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any Liability with respect to such Foreign Plan, and (vii) except as required by applicable Legal Requirements, no condition exists that would prevent Target or any of its Subsidiaries from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Target Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). The benefits available under all Foreign Plans in the aggregate do not provide materially greater benefits to employees of Target or any Subsidiary of Target participating in such plans than the benefits available under the Target Employee Plans for employees of Target or any Subsidiary of Target in the United States. No Foreign Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of Target.

(i) Schedule 2.16(i) of the Target Schedule of Exceptions lists as of the Agreement Date each employee of Target or any Subsidiary of Target who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.

(j) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by Target or any Subsidiary of Target, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Target or any Subsidiary of Target to any Person.

(k) Each of Target and each Subsidiary of Target is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. Each of Target and each Subsidiary of Target has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Target and each Subsidiary of Target has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither Target nor any Subsidiary of Target is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against Target and/or any Subsidiary of Target under any workers compensation plan or policy or for long term disability. Neither Target nor any Subsidiary of Target has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of Target, threatened, between Target or any Subsidiary of Target and any of their respective employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

(l) Schedule 2.16(l) of the Target Schedule of Exceptions sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts (containing severance provisions or change in control provisions) to which Target and/or any Subsidiary of Target is a party or by which Target and/or any Subsidiary of Target is bound. Neither Target nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Target has established a reserve for such amount on the Target Balance Sheet and (ii) pursuant to Contracts entered into after the Target Balance Sheet Date and disclosed on Schedule 2.16(l) of the Target Schedule of Exceptions. Neither Target nor any Subsidiary of Target is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by Target or any Subsidiary of Target and neither Target nor any Subsidiary of Target has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by Target or any Subsidiary of Target. Neither Target nor any Subsidiary of Target has knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against Target or any Subsidiary of Target pending or, to the knowledge of Target, threatened which may interfere with the respective business activities of Target or any Subsidiary of Target. Neither Target nor any Subsidiary of Target, nor to the knowledge of Target and each Subsidiary of Target, any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of Target or any Subsidiary of Target, and there is no charge or complaint against Target or any Subsidiary of Target by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of Target, threatened.

(m) No employee of Target or any Subsidiary of Target is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Target or any Subsidiary of Target because of the nature of the business conducted or presently proposed to be conducted by Target or any Subsidiary of Target or to the use of trade secrets or proprietary information of others. No employee of Target or any Subsidiary of Target has given notice to Target or any Subsidiary of Target, nor does Target or any Subsidiary of Target otherwise have knowledge, that any such employee intends to terminate his or her employment with Target or any Subsidiary of Target. No employee of Target or any Subsidiary of Target has been involuntarily terminated in the last 12 month period prior to the Agreement Date. The employment of each of the employees of Target or any Subsidiary of Target is

“at will” and Target and each Subsidiary of Target does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. As of the Agreement Date, Target and each Subsidiary of Target has not, and to the knowledge of Target or any Subsidiary of Target, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquiror to make an offer of employment to any present or former employee or consultant of Target or any Subsidiary of Target and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of Target or any Subsidiary of Target of any terms or conditions of employment with Acquiror following the Effective Time.

(n) Target and each Subsidiary of Target is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) Target has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Target; and (iii) Target has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Target has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.

2.17 Insurance. Target has in full force and effect fire, casualty and liability insurance policies, in such amounts (subject to reasonable deductibles) as are carried by similar companies.

2.18 Tax Returns and Payments.

(a) Target and each Target Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Target or any Target Subsidiary is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have timely paid all Taxes whether or not shown on any Tax Return. All Tax Returns were complete and accurate and have been prepared in substantial compliance with all applicable Legal Requirements. The Target has delivered to Acquiror correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Target or any of its Subsidiaries.

(b) The Target Balance Sheet reflects all Liabilities for unpaid Taxes of the Target and/or any Subsidiary of Target for periods (or portions of periods) through the Target Balance Sheet Date. Neither the Target nor any Subsidiary of Target has any Liability for unpaid Taxes accruing after the Target Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Target Balance Sheet Date.

(c) There is (i) no claim for Taxes being asserted against the Target or any Subsidiary of Target that has resulted in a lien against the property of the Target or any Subsidiary of Target other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Target or any Subsidiary of Target being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Target or any Subsidiary of Target currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. No claim has ever been made by any Governmental Entity in a jurisdiction where the Target or any Subsidiary of Target does not file Tax Returns that the Target or any Subsidiary of Target is or may be subject to taxation by that jurisdiction.

(d) Neither the Target nor any Subsidiary of Target is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Target or any Subsidiary of Target have any Liability or potential Liability to another party under any such agreement.

(e) Each of the Target and each Subsidiary of Target has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(f) Neither the Target nor any Subsidiary of Target or any predecessor of the Target or any Subsidiary of Target has ever been a member of a consolidated, combined, unitary or aggregate group of which the Target or any predecessor of the Target was not the ultimate parent corporation.

(g) Neither the Target nor any Subsidiary of Target has any Liability for the Taxes of any Person (other than the Target or any Subsidiary of Target) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(h) Each of the Target and each Subsidiary of Target has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts are normally provided.

(i) The Target for itself and for its Subsidiaries has provided to the Acquiror all documentation relating to any applicable Tax holidays or incentives. The Target and its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives.

(j) Neither the Target nor any Subsidiary of Target is nor have any of them ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Target and each Subsidiary of Target has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(k) Neither the Target nor any Subsidiary of Target has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(l) Each of the Target and each Subsidiary of Target has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(m) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of Target or any Subsidiary of Target or ERISA Affiliate to which Target and/or any Subsidiary of Target is a party or by which the Target and/or any Subsidiary of Target is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 2.18(m) of the Target Schedule of Exceptions lists each Person who Target reasonably believes is, with respect to the Target, any Subsidiary of Target and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.

(n) Schedule 2.18(n) of the Target Schedule of Exceptions Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which Target or any of its Subsidiaries is a party. Each such nonqualified deferred compensation plan to which Target or its Subsidiaries is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(o) The exercise price of all Target Options is at least equal to the fair market value of the Target Common Stock on the date such Target Options were granted, and neither Target nor the Acquiror has incurred or will incur any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Target Options.

2.19 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 2.19(a)-(w) of the Target Schedule of Exceptions set forth a list of each of the following Contracts to which Target or any Subsidiary of Target is a party or to which Target or any Subsidiary of Target or any of their respective assets or properties is currently bound (each a “Target Material Contract”):

(a) any Contract providing for payments by it in an aggregate amount of $100,000 or more on an annual basis that cannot be terminated by Target or its Subsidiaries without breach or penalty within one year after the date of this Agreement;

(b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to manufacture, reproduce, sell, sublicense, lease, distribute, market or take orders for any Target Products (“Target Channel Agreements”);

(c) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, (i) by Target or any Subsidiary of Target or (ii) for Target or any Subsidiary of Target; other than Contracts with consultants, employees and independent contractors under which such consultants, employees or independent contractors assigned all of their Intellectual Property rights in the foregoing to Target or a Subsidiary of Target, copies of which have been made available to Acquiror and its counsel;

(d) any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

(e) any Contract for or relating to the employment by it of any director, officer, employee or consultant that is not immediately terminable by it without material cost or other material Liability, including any contract requiring it to make a material payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement;

(f) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(g) any lease or other Contract under which it is lessee of or holds or operates any items of material tangible personal property or real property owned in excess of 15,000 square feet by any third party;

(h) any Contract that restricts it from (i) engaging in any aspect of its business, (ii) participating or competing in any line of business or market, (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), (iv) engaging in any business in any market or geographic area or that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party, or (v) soliciting potential employees, consultants, contractors or other suppliers or customers;

(i) any Contracts as to which Target or any Subsidiary of Target is a party and pursuant to which any Person is authorized to use any Target IP Rights (“Target Outbound Licenses”), other than (A) Target Channel Agreements listed in Schedule 2.19(b) of the Target Schedule of Exceptions; and (B) non-disclosure agreements in the ordinary course of business pursuant to which neither Target nor any Subsidiary of Target has granted or received a license to Intellectual Property, other than the right to review Confidential Information for the purpose of evaluating potential transactions or business relationships (“Target Standard NDAs”);

(j) any Contract to license or authorize any third party to manufacture any Target Products, other than Target Channel Agreements listed in Schedule 2.19(b) of the Target Schedule of Exceptions;

(k) any licenses, sublicenses and other Contracts to which Target or any Subsidiary of Target is a party and pursuant to which Target or any Subsidiary of Target acquired or is authorized to use any Third Party Intellectual Property Rights (“Target Inbound Licenses”), other than (A) “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of Target Products that have an individual acquisition cost of $5,000 or less, and (B) Target Standard NDAs;

(l) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard forms of option and restricted stock unit agreement under the Target Plan (notwithstanding any variation in terms related to vesting schedules, performance criteria, number of shares and other terms specific to an individual’s grant);

(m) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(n) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the debt or performance obligations of any other Person;

(o) any Contract providing for indemnification or warranting by it (other than pursuant to its standard customer agreement, the form of which is included in Schedule 2.19(o) of the Target Schedule of Exceptions, Target Channel Agreements and Target Outbound Licenses listed in Schedule 2.19(b) and Schedule 2.19(i), respectively, of the Target Schedule of Exceptions, and other than any Contracts for occupancy of any leased real property);

(p) any Contract under which Target or any Subsidiary of Target provides any consulting or professional services, including software implementation, deployment or development services (including, for each such Contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services);

(q) any Contract other than Target Employee Plans or Contract with its officers, directors, or employees that provides for compensation (i) in which its officers, directors, 10% stockholders or to the knowledge of Target any member of their immediate families, is directly or indirectly interested (whether as a party or otherwise) or (ii) with any Person with whom it does not deal at arm’s length;

(r) any Contract pursuant to which it has acquired or sold a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase or sale of stock, purchase or sale of assets, license or otherwise since February 8, 2008, or any Contract pursuant to which it has any material ownership interest in any other Person (other than its Subsidiaries);

(s) any Contract with a Governmental Entity that contains any material rights or any material obligations of Target or any Subsidiary of Target that would come into effect upon the consummation of the Merger, entered into other than in the ordinary course of business;

(t) any Contract pursuant to which it has purchased any real property;

(u) any Contract relating to the membership of, or participation by it in, or the affiliation of it with, any industry standards group or association;

(v) any material settlement or litigation “standstill” agreement, or any tolling agreement; or

(w) any Contract under which Target’s entering into this Agreement or the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any material rights of any third party or any material obligations of Target or any Subsidiary of Target that would come into effect upon the consummation of the Merger.

All Target Material Contracts are in written form. Target or the applicable Subsidiary of Target has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, is not alleged to be in any material default in respect of, any Target Material Contract. Each of the Target Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no material default or event of default or event, occurrence, condition or act, with respect to the Target or any Subsidiary of Target or to the Target’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or event of default under any Target Material Contract or (ii) give any third party (A) the right to declare a material default or exercise any material remedy under any Target Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Target Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Target or any of its Subsidiaries under any Target Material Contract, or (D) the right to cancel, terminate or modify any Target Material Contract. Neither the Target nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Target Material Contract. True, correct and complete copies of all Target Material Contracts have been provided to Acquiror on or prior to the Agreement Date.

2.20 Environmental and Safety Laws. To its knowledge, neither Target nor any Subsidiary of Target is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by Target or, to Target’s knowledge, by any other person or entity on any property owned, leased or used by Target. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

2.21 Executive Officers. To the knowledge of Target, since the date that is ten (10) years prior to the Agreement Date, no executive officer or person nominated to become an executive officer of Target or any Subsidiary of Target (i) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (ii) is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the Securities and Exchange Commission or any self-regulatory organization.

2.22 Books and Records. The books, records and accounts of Target (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with Target’s business practices on a basis consistent with prior years, and (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Target.

2.23 No Finder’s Fees. Except as set forth in Section 2.23 of the Target Schedule of Exceptions, Target neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement.

2.24 Export Control Laws. Target and each Subsidiary of Target has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

(a) Target and each Subsidiary of Target has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b) Target and each Subsidiary of Target is in material compliance with the terms of all applicable export licenses or other approvals;

(c) there are no pending or, to the knowledge of Target, threatened claims against Target or any Subsidiary of Target with respect to such export licenses or other approvals;

(d) there are no actions, conditions or circumstances pertaining to the Target’s or any Subsidiary of Target’s export transactions that would reasonably be expected to give rise to any future claims under applicable export regulations; and

(e) no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.

2.25 Customers and Suppliers.

(a) Neither Target nor any Subsidiary of Target has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended October 31, 2008, or the one month ended November 30, 2008, was one of the 20 largest sources of revenues for Target and its Subsidiaries, based on amounts paid or payable (each, a “Target Significant Customer”). Each Target Significant Customer is listed on Schedule 2.25(a) of the Target Schedule of Exceptions.

(b) Neither Target nor any Subsidiary of Target has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2007 or the eleven months ended November 30, 2008, was one of the 10 largest suppliers of products and/or services to Target and its Subsidiaries, based on amounts paid or payable (each, a “Target Significant Supplier”). Each Target Significant Supplier is listed on Schedule 2.25(b) of the Target Schedule of Exceptions.

2.26 Accounts Receivable. The accounts receivable shown on the Target Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Target’s and its Subsidiaries’ past practices and are sufficient to provide for any losses which may be sustained on realization of the receivables. The accounts receivable of Target and its Subsidiaries arising after the Target Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, and represented or shall represent bona fide claims against debtors for sales and other charges.

2.27 Inventory. The inventories shown on the Target Balance Sheet (net of any reserve on the Target Balance Sheet) or thereafter acquired by Target or any Subsidiary of Target, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since the Target Balance Sheet Date, Target and each Subsidiary of Target has continued to replenish inventories in a normal and customary manner consistent with past practices. Neither Target nor any Subsidiary of Target has received written, or to the knowledge of Target, oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.

2.28 Full Disclosure. To Target’s knowledge, neither this Agreement, the exhibits hereto, certificates delivered by Target pursuant to this Agreement, nor the Target Related Agreements contain any untrue statement of a material fact nor, to Target’s knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.

Subject to the disclosures set forth in the disclosure schedule of the Acquiror delivered to Target concurrently with the parties’ execution of this Agreement (the “Acquiror Schedule of Exceptions”) (each of which disclosures, in order to be effective, shall indicate the Section and, if applicable, the Subsection of this Section 3 to which it relates (unless and only to the extent the relevance to other representations and warranties is apparent from the actual text of the disclosures)), and each of which disclosures shall also be deemed to be representations and warranties made by the Acquiror to Target under this Section 3), Acquiror represents and warrants to Target as follows.

3.1 Organization, Good Standing, Corporate Power and Qualification. Each of Acquiror and each Subsidiary of Acquiror is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Acquiror has the requisite corporate power and authority to enter into and perform this Agreement and all other agreements required to be entered into and performed by Acquiror under this Agreement (the “Acquiror Related Agreements”), to carry out the provisions of the Restated Certificate of Incorporation of Acquiror as in effect as of the Agreement Date (the “Acquiror Certificate”), to issue the Merger Consideration issuable to Target Preferred Stockholders hereunder, to own and operate its properties and assets and to carry on its business as currently conducted. Each of Acquiror and each Subsidiary of Acquiror is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect on Acquiror.

3.2 Capitalization. The capitalization of Acquiror as of the Agreement Date consists of the following:

(a) Acquiror Preferred Stock. A total of 47,318,465 authorized shares of preferred stock of Acquiror, $0.0001 par value per share, consisting of (i) 20,200,000 shares designated as Series A-1 Preferred Stock, 16,879,411 of which are issued and outstanding; (ii) 9,062,141 shares designated as Series B-1 Preferred Stock, 472,055 of which are issued and outstanding; and (iii) 18,056,324 shares designated as Series C-1 Preferred Stock, 16,915,216 of which are issued and outstanding. Upon the Closing, the rights, preferences and privileges of the Acquiror Preferred Stock will be as stated in the Acquiror Restated Certificate and as provided by law.

(b) Acquiror Common Stock. A total of 55,077,038 authorized shares of Common Stock of Acquiror, $0.0001 par value per share (the “Acquiror Common Stock”), of which 1,907,390 shares are issued and outstanding.

(c) Options, Warrants, Reserved Shares. Except for (i) the conversion privileges of the Acquiror Preferred Stock, (ii) the 8,276,349 shares of Acquiror Common Stock reserved for issuance under the Acquiror’s 2007 Equity Incentive Plan (the “Acquiror Plan”), (iii) 3,094,695 shares reserved for issuance under warrants issued by Acquiror exercisable for Series A-1 Preferred Stock, (ii) 920,309 shares reserved for issuance under warrants issued by Acquiror exercisable for Series C-1 Preferred Stock, and (iii) 247,503 shares reserved for issuance under warrants issued by Acquiror exercisable for Common Stock, (iv) the rights of first refusal provided in Section 5 of that certain Amended and Restated Investors’ Rights Agreement among Acquiror and certain Acquiror stockholders and dated February 19, 2008 (the “Acquiror Stockholder Agreement”), (v) the voting agreement set forth in Section 7 of the Acquiror Stockholder Agreement, (vi) the right of first refusal set forth in Section 8 of the Acquiror Stockholder Agreement, and (vii) the co-sale agreement set forth in Section 9 of the Acquiror Stockholder Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights), proxy or stockholder agreements or agreement for the purchase or acquisition from Acquiror of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Acquiror’s capital stock. Acquiror has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the Acquiror’s board minutes and board consents. Apart from the exceptions noted herein or in the Acquiror Schedule of Exceptions, and except for rights of first refusal held by Acquiror to purchase shares of its stock issued under the Acquiror Plan and restricted stock purchase agreements entered into between Acquiror and founders of Acquiror, no shares of the Acquiror’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by Acquiror, are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor of Acquiror or any other person), pursuant to any agreement or commitment of Acquiror. Acquiror has no liability for dividends accrued or declared but unpaid.

(d) The outstanding shares of the capital stock of Acquiror (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) have been approved by all requisite stockholder action; (iii) were issued in material compliance with all applicable state and federal laws concerning the issuance of securities.

3.3 Subsidiaries. Except as set forth on Schedule 3.3 of the Acquiror Schedule of Exceptions, Acquiror does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, trust, joint venture, association, or other entity. Except as set forth on Schedule 3.3 of the Acquiror Schedule of Exceptions, Acquiror has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, association, or other business entity.

3.4 Due Authorization. Subject to approval of the Merger and adoption of this Agreement by the requisite number of Acquiror Stockholders (the “Acquiror Stockholder Approval”), Acquiror and Merger Sub each has all requisite corporate power and authority to enter into this Agreement and the Acquiror Related Agreements and to consummate the transactions contemplated hereby and thereby. The affirmative vote of (a) the holders of a majority of the then outstanding Acquiror Common Stock and Acquiror Preferred Stock voting together as a single class, (b) the holders of a majority of the then outstanding Acquiror Preferred Stock (voting together as a single class and not by separate series, and on an as-converted to Acquiror Common Stock basis) is sufficient for the Acquiror Stockholder Approval. The execution and delivery of this Agreement and the Acquiror Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Acquiror’s and Merger Sub’s board of directors. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Acquiror’s and Merger Sub’s board of directors, by resolutions duly adopted (and not thereafter modified in a manner adverse to Target or rescinded) by a unanimous vote, has approved and adopted this Agreement and approved the Merger, has determined that this Agreement and the terms and conditions of the Merger and this Agreement are advisable and in the best interests of Acquiror and its stockholders, and directed that the adoption of this Agreement be submitted to the stockholders of Acquiror for consideration and recommended that all of the stockholders of Acquiror adopt this Agreement and approve the Merger.

3.5 Valid Issuance.

(a) The Merger Consideration, when issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the applicable state and federal securities laws. The shares of Common Stock of Acquiror issuable upon conversion of the shares of Acquiror Preferred Stock included in the Merger Consideration (the “Conversion Shares”) have been duly and validly reserved for issuance upon conversion thereof and, when issued upon such conversion in accordance with the Acquiror Restated Certificate (assuming no change in the Acquiror Restated Certificate or in applicable law), will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

(b) The issuance of the Merger Consideration solely to the Target Stockholders in accordance with this Agreement and (assuming no change in currently applicable law or the Acquiror Restated Certificate, no transfer of shares of Acquiror Preferred Stock issued under this Agreement by any holder thereof and no commission or other remuneration is paid or given, directly or indirectly, for soliciting the issuance of Conversion Shares upon conversion of shares of Acquiror Preferred

Stock issued under this Agreement) the issuance of the Conversion Shares are exempt from the registration and prospectus delivery requirements of the U.S. Securities Act of 1933, as amended, (the “1933 Act”) and the securities registration and qualification requirements of the currently effective provisions of the securities laws of the States in which the Target Stockholders are resident based upon their addresses set forth on the Target Schedule of Exceptions.

3.6 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or any Subsidiary of Acquiror in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, (ii) such filings and notifications as may be required to be made by Acquiror in connection with the Merger under the HSR Act and applicable foreign antitrust laws and the expiration or early termination of applicable waiting periods under the HSR Act and applicable foreign antitrust laws, (iii) the filing of the Permit Application (as such term is defined in Section 5.3(a)) with the California Commissioner (as such term is defined in Section 5.3(a)) and (iv) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquiror or Target and would not prevent, alter, or delay, in any material respect, any of the transactions contemplated by this Agreement.

3.7 Litigation. There is no material private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation (“Action”) pending before any Governmental Entity, or, to the knowledge of Acquiror, threatened against Acquiror or any Subsidiary of Acquiror or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Acquiror or any of its Subsidiaries). There is no judgment, decree, injunction or order against Acquiror or any Subsidiary of Acquiror, any of their respective assets or properties, or, to the knowledge of Acquiror, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Acquiror or any of its Subsidiaries). Neither Acquiror nor any of its Subsidiaries has any material action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person. To Acquiror’s knowledge, there is no factual or legal basis for any such Action that might result, individually or in the aggregate, in any Material Adverse Change with respect to Acquiror or any Subsidiary of Acquiror.

3.8 Invention Assignment and Confidentiality Agreement. Each employee of Acquiror and its Subsidiaries has entered into and executed the standard form of Acquiror’s Invention Assignment and Confidentiality Agreement. Acquiror has provided to Target’s counsel copies of all such forms currently and historically used by Acquiror. No former or current employee or officer of Acquiror or any Subsidiary of Acquiror has excluded works or inventions made prior to his or her employment with Acquiror or any Subsidiary of Acquiror from his or her assignment of inventions pursuant to such employee or officer’s Invention Assignment and Confidentiality Agreement. Acquiror does not believe it is or will be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by Acquiror or any Subsidiary of Acquiror. Each consultant to Acquiror or any Subsidiary of Acquiror who has or is expected to contribute to the development of any Acquiror-Owned IP Rights (as defined below), has signed an agreement with Acquiror or a Subsidiary of Acquiror containing appropriate invention assignment and confidentiality provisions.

3.9 Intellectual Property.

(a) Acquiror and each Subsidiary of Acquiror (i) owns or (ii) has the valid right or license to use all Acquiror IP Rights and Acquiror IP Rights are sufficient for the conduct of Acquiror’s or any Subsidiary of Acquiror’s business as currently conducted by Acquiror or any Subsidiary of Acquiror. As used in this Agreement, “Acquiror IP Rights” means (A) any and all Intellectual Property used in the conduct of the business of Acquiror and its Subsidiaries as currently conducted by Acquiror or any Subsidiary of Acquiror; and (B) any and all other Intellectual Property owned by Acquiror and its Subsidiaries; “Acquiror-Owned IP Rights” means Acquiror IP Rights that are or are purportedly owned by Acquiror or any Subsidiary of Acquiror; “Acquiror Products” means (A) all products marketed, licensed, sold or distributed, or services marketed or performed, by or on behalf of Acquiror or any Subsidiary of Acquiror prior to Closing and (B) all products, features and functionality currently proposed by Acquiror or any Subsidiary of Acquiror to be commercialized by Acquiror or any Subsidiary of Acquiror and for which software code has been written, to the extent developed by or on behalf of Acquiror or any Subsidiary of Acquiror prior to Closing.

(b) Neither the execution and delivery or effectiveness of this Agreement nor the performance of Acquiror’s obligations under this Agreement nor the occurrence of the Closing will by themselves (including by the terms of any Contract to which Acquiror or any Subsidiary of Acquiror is a party) (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Acquiror-Owned IP Right, (ii) impair the right of Acquiror, any Subsidiary of Acquiror or Target to use, possess, sell or license any Acquiror-Owned IP Right or portion thereof (iii) require Acquiror, any Subsidiary of Acquiror or Target to make any payment of any kind to any Person with respect to the use, possession, sale or license of any Acquiror-Owned IP Right or portion thereof or (iv) result in any restriction on Acquiror’s, any Subsidiary of Acquiror’s or Target’s right to use, possess, sell or license any Acquiror-Owned IP Right or portion thereof.

(c) Neither Acquiror nor any Subsidiary of Acquiror is, or shall be solely as a result of the execution and delivery or effectiveness of this Agreement or the performance of Acquiror’s obligations under this Agreement, in breach of any Contract governing any Acquiror IP Rights (the “Acquiror IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any performance, benefit, remedy or payments with respect to, the Acquiror IP Rights Agreements, or entitle any non-Acquiror party to any Acquiror IP Rights Agreement to do any of the foregoing or receive any performance, benefit or remedy from Acquiror or any Subsidiary of Acquiror.

(d) There are no royalties, honoraria, fees or other payments payable by Acquiror or any Subsidiary of Acquiror by Contract to any third Person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Acquiror-Owned IP Rights by Acquiror or any Subsidiary of Acquiror.

(e) Schedule 3.9(e) of the Acquiror Schedule of Exceptions sets forth a list (by name and version number) of all Acquiror Products currently produced, manufactured, marketed, licensed, sold, or distributed by the Acquiror and its Subsidiaries.

(f) Acquiror and its Subsidiaries have no Liability in connection with (i) infringement or misappropriation of any Third Party Intellectual Property Rights of any third party or for unfair competition or unfair trade practices under the laws of any jurisdiction or (ii) any breach of any Contract to which Acquiror or any Subsidiary of Acquiror is a party relating to the use of Third Party Intellectual Property Rights. Neither the operation of Acquiror’s or any Acquiror Subsidiary’s business as currently conducted nor the use, development, manufacture, marketing, licensing, sale, offering for sale, distribution, or intended use of any Acquiror Product (i) violates (and has not violated and will not violate) any license or other Contract between Acquiror or such Subsidiary of Acquiror and any third party, or (ii) infringes or misappropriates (and has not infringed or misappropriated and will not infringe or misappropriate) any Third Party Intellectual Property Right. There is no pending or threatened, claim or litigation contesting the validity, ownership or right of Acquiror or any Subsidiary of Acquiror to exercise any Acquiror-Owned IP Right, nor is Acquiror aware of any substantial basis for any such claim. Neither Acquiror nor any Subsidiary of Acquiror has received any notice asserting that the operation of Acquiror’s or any Acquiror Subsidiary business or the development, manufacture, marketing, licensing, sale offering for sale, distribution or intended use of Acquiror Products conflicts with or infringes) the rights of any other party, nor is there any substantial basis for any such assertion. Neither Acquiror nor any Subsidiary of Acquiror has received any notice from any third party offering a license under any such third party patents.

(g) None of the Acquiror-Owned IP Rights or Acquiror Products are subject to any proceeding or outstanding order or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by Acquiror or any Subsidiaries of any Acquiror-Owned IP Rights or any Acquiror Product, or which may affect the validity, use or enforceability of any such Acquiror-Owned IP Rights or Acquiror Product, or (ii) restricting the conduct of the Acquiror’s or any Acquiror Subsidiary’s business in order to accommodate Intellectual Property rights of a third party.

(h) Neither Acquiror nor any Subsidiary of Acquiror has received any written opinion of counsel (A) that any Acquiror Product or the operation of the business of Acquiror or any Subsidiary of Acquiror, as previously or currently conducted by Acquiror or any Subsidiary of Acquiror, does not infringe or misappropriate any Third Party Intellectual Property Rights or (B) that any Third Party Intellectual Property Rights are invalid or unenforceable.

(i) No current or former employee, consultant or independent contractor of Acquiror or any Subsidiary of Acquiror: (i) is to Acquiror’s knowledge in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Acquiror or any Subsidiary of Acquiror or using trade secrets or proprietary information of others without permission; or (ii) has during the term of employment with Acquiror to the Acquiror’s knowledge] developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Acquiror or any Subsidiary of Acquiror that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Acquiror’s knowledge, neither the employment of any employee of Acquiror or any Subsidiary of Acquiror, nor the use by Acquiror or any Subsidiary of Acquiror of the services of any consultant or independent contractor subjects Acquiror or such Subsidiary of Acquiror to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Acquiror or such Subsidiary of Acquiror, whether such Liability is based on contractual or other legal obligations to such third party.

(j) Acquiror and each Subsidiary of Acquiror has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of all material confidential or non-public information included in the Acquiror-Owned IP Rights and to preserve and maintain all Acquiror’s and its Subsidiaries’ interests, proprietary rights and trade secrets in the Acquiror-Owned IP Rights. All current and former officers, employees, consultants and independent contractors of Acquiror and any Subsidiary of Acquiror having access to confidential or non-public information of Acquiror or any Subsidiary of Acquiror, or their customers or business partners, have executed and delivered to Acquiror or such Subsidiary of Acquiror an agreement regarding the protection of such information (in the case of confidential or non-public information of Acquiror’s or such Subsidiary of Acquiror’s customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Acquiror’s legal counsel.

(k) Acquiror and each Subsidiary of Acquiror has secured from all of their consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Intellectual Property on behalf of Acquiror or any Subsidiary of Acquiror unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that Acquiror or any Subsidiary of Acquiror does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto, and all such Intellectual Property constitutes Acquiror-Owned IP Rights owned exclusively by Acquiror. Without limiting the foregoing, Acquiror and each Subsidiary of Acquiror has obtained proprietary information and invention and assignment agreements from all current and former employees and consultants of Acquiror and each Subsidiary of Acquiror and copies of all forms of such agreements have been delivered to Acquiror’s legal counsel. No current or former employee, officer, director, consultant or independent contractor of Acquiror or any Subsidiary of Acquiror has any right, license, claim or interest whatsoever in or with respect to any Acquiror-Owned IP Rights.

(l) Schedule 3.9(l) of the Acquiror Schedule of Exceptions contains a true and complete list of (i) all registrations made throughout the world by or on behalf of Acquiror or any Subsidiary of Acquiror of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Entity or quasi-governmental entity, including Internet domain name registries, (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to applicable law by Acquiror or any Subsidiary of Acquiror to secure, perfect or protect its interest in the Acquiror-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, including intent-to-use applications, and where applicable the jurisdiction in which each of the items of the Acquiror-Owned IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere else in the world) related to any of the Acquiror-Owned IP Rights (collectively, the “Acquiror Registered IP Rights”). All registered patents, trademarks, service marks, Internet domain names, Internet or World Wide Web URLs or addresses, copyrights and mask work rights held by Acquiror or any Subsidiary of Acquiror are valid (to Acquiror’s knowledge), enforceable (to Acquiror’s knowledge) and subsisting, and Acquiror or such Subsidiary of Acquiror is the record owner thereof.

(m) Acquiror and its Subsidiaries own and have exclusive title to all Acquiror-Owned IP Rights and Acquiror Registered IP Rights free and clear of all Encumbrances (other than Permitted Encumbrances). There are no Encumbrances on Acquiror’s or a Subsidiary of Acquiror’s rights or licenses to or interests in any Third Party Intellectual Property Rights licensed to Acquiror or a Subsidiary of Acquiror from a third Person (other than restrictions contained in the applicable license agreements with such Person and Permitted Encumbrances).

(n) None of Acquiror IP Rights Agreements (i) grants any third party exclusive rights to or under any Acquiror-Owned IP Rights or (ii) grants any third Person the right to sublicense any of such Acquiror-Owned IP Rights. Neither Acquiror nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was owned by Acquiror or any of its Subsidiaries, to any third party, or knowingly permitted Acquiror’s and its Subsidiaries’ rights in such Intellectual Property to enter the public domain or, with respect to any Intellectual Property for which Acquiror or its Subsidiaries have submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its statutory term).

(o) Neither Acquiror nor any Subsidiary of Acquiror, nor (to Acquiror’s knowledge) any other party acting on its behalf has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party of, any Acquiror Source Code (as defined below). No event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by Acquiror or any Subsidiary of Acquiror or any other party acting on its behalf to any party of any Acquiror Source Code. Schedule 3.9(o) of the Acquiror Schedule of Exceptions identifies each Contract pursuant to which Acquiror or any Subsidiary of Acquiror has deposited, or is or may be required to deposit, with an escrow agent or other party, any Acquiror Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Acquiror Source Code. As used in this Section 3.9(o), “Acquiror Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, that constitutes Acquiror-Owned IP Rights or any other Acquiror Product marketed or currently proposed to be marketed by Acquiror or any Subsidiary of Acquiror.

(p) To Acquiror’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Acquiror-Owned IP Rights by any third party, including any employee or former employee of Acquiror or any Subsidiary of Acquiror.

(q) To the Acquiror’s knowledge Acquiror Products provided by or through Acquiror or any Subsidiary of Acquiror to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers, and neither Acquiror nor any Subsidiary of Acquiror has any material Liability (and, to the knowledge of Acquiror or any Subsidiary of Acquiror, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Acquiror or any Subsidiary of Acquiror giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Acquiror Balance Sheet. Acquiror has made available to Acquiror all material documentation and notes in its possession relating to the testing of Acquiror Products and plans and specifications for Acquiror Products currently under development by Acquiror. Acquiror has a policy or procedure for tracking material bugs, errors and defects of which it becomes aware in any Acquiror Products, and maintains a database covering the foregoing. For all software used by Acquiror and its Subsidiaries in providing Acquiror Products, or in developing or making available any of Acquiror Products, Acquiror and its Subsidiaries have used commercially reasonable efforts to implement security patches or upgrades that are generally available for that software.

(r) Except for payments to Acquiror under a Contract entered into by Acquiror pursuant to which Acquiror developed and retained exclusive ownership of all resulting Intellectual Property, subject only to the grant of a non-exclusive license to such Intellectual Property pursuant to the express terms of such Contract, no (i) government funding (except for payments to Acquiror under Contracts for the development by Acquiror of Intellectual Property to be owned by Acquiror and licensed to a Governmental Entity); or (ii) funding from any Person (other than funds received in consideration for Acquiror Common Stock and Acquiror Preferred Stock or payments to Acquiror under customer Contracts for the development by Acquiror of Intellectual Property to be owned by Acquiror and licensed to the customer) was used in the development of the Acquiror-Owned IP Rights. No facilities of a university, college, other educational institution or research center were used in the development of the Acquiror-Owned IP Rights. No current or former employee, and to the knowledge of Acquiror no consultant or independent contractor, of Acquiror or any Subsidiary of Acquiror, who was involved in, or who contributed to, the creation or development of any Acquiror-Owned IP Rights, has performed services related to the creation or development of Intellectual Property for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Acquiror or any Subsidiary of Acquiror.

(s) No materials have been used in conjunction with, combined with, distributed with, or incorporated into, Acquiror Products or Acquiror IP Rights in such a way that could require the Acquiror Products or Acquiror-Owned IP Rights to be licensed under Open Source Terms or (ii) could require Third Party Intellectual Property Rights that are licensed to Acquiror or any Subsidiary to be licensed under Open Source Terms in breach of the terms of the Contract(s) governing such Third Party Intellectual Property Rights.

(t) Neither Acquiror nor any Subsidiary of Acquiror is now, or has ever been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate Acquiror or any Subsidiary of Acquiror to grant or offer to any other Person any license or right to any Acquiror-Owned IP Rights. In addition, if any Acquiror-Owned IP Rights have been acquired from a Person other than an employee of or contractor to Acquiror or any Subsidiary of Acquiror, then to the Acquiror’s knowledge, such Person is not now and has never been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such IP Right. Neither Acquiror nor any Subsidiary of Acquiror has a current obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Acquiror-Owned IP Rights by virtue of Acquiror’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

3.10 Compliance with Law and Documents; Permits. Acquiror is not in violation or default of any provisions of the Acquiror Certificate or its Bylaws, both as amended to date, and, to Acquiror’s knowledge, each of Acquiror and each Subsidiary of Acquiror is in compliance with all applicable statutes, laws, regulations, judgments, orders, writs, decrees, rules, restrictions and executive orders of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over Acquiror’s or any Subsidiary of Acquiror’s business or properties where such violation would have a material and adverse impact on Acquiror’s or such Subsidiary of Acquiror’s business taken as a whole. Acquiror has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of Acquiror and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. Acquiror has not received any written notice of any violation of any such statute, law, regulation or order which has not been remedied prior to the Agreement Date. The execution and delivery of this Agreement by Acquiror does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of Acquiror or any Subsidiary of Acquiror, or to the knowledge of Acquiror, any of the shares of capital stock of Acquiror or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws of Acquiror or any Subsidiary of Acquiror, in each case as amended to date, (B) any material Contract of Acquiror or any of its Subsidiaries or any material Contract applicable to any of their respective material properties or assets, or (C) any Legal Requirements applicable to Acquiror or any Subsidiary of Acquiror, or any of their respective material properties or assets, that the failure of which to comply, would be material and adverse to the Acquiror.

3.11 Registration Rights and Voting Rights. Acquiror is not under any obligation to register under the 1933 Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities nor is Acquiror obligated to register or qualify any such securities under any state securities or blue sky laws. To Acquiror’s knowledge, no stockholder of Acquiror has entered into any agreement with respect to the voting of equity securities of Acquiror.

3.12 Title to Property and Assets. Each of Acquiror and each Subsidiary of Acquiror owns its properties and assets free and clear of all Encumbrances (other than Permitted Encumbrances). With respect to the property and assets it leases, each of Acquiror and each Subsidiary of Acquiror is in material compliance with all such leases.

3.13 Acquiror Financial Statements.

(a) Attached to the Acquiror Schedule of Exceptions are the Acquiror’s unaudited consolidated balance sheet, and unaudited consolidated statement of operations and cash flows for the fiscal year ended September 30, 2008 (September 30, 2008 being referred to herein as the “Acquiror Balance Sheet Date”) (all such financial statements being collectively referred to herein as the “Acquiror Financial Statements”). Such Acquiror Financial Statements (a) are derived from and in accordance with the books and records of Acquiror, (b) are true, correct and complete in all material respects and present fairly in all material respects the financial condition of Acquiror at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with GAAP, except, as to the unaudited Acquiror Financial Statements, for the omission of notes thereto and normal year-end audit adjustments.

(b) Acquiror does not have any liabilities of any nature required to be reflected in financial statements in accordance with GAAP, other than (i) those set forth or adequately provided for in the Balance Sheet included in the Acquiror’s Balance Sheet as of September 30, 2008 and included in the Financial Statements, (ii) those incurred in the conduct of Acquiror’s business since the Acquiror Balance Sheet Date in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount, and (iii) those incurred by Acquiror in connection with the execution of this Agreement or the performance by Acquiror of its obligations hereunder. Except for liabilities reflected in the Acquiror Financial Statements, Acquiror has no off balance sheet liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by Acquiror. All reserves that are set forth in or reflected in the Acquiror Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.

(c) Acquiror has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of Acquiror are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of Acquiror, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Acquiror and (iv) that the amount recorded for assets on the books and records of Acquiror is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Acquiror, nor to Acquiror’s knowledge, any current or former employee, consultant or director of Acquiror, has identified or been made aware of any fraud, whether or not material, that involves the Acquiror’s management or other current or former employees, consultants directors of Acquiror who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror, or any claim or allegation regarding any of the foregoing.

3.14 Certain Actions. Since the Acquiror Balance Sheet Date and through the Agreement Date, Acquiror has not: (a) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (b) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000 or in excess of $500,000 in the aggregate; (c) made any loans, guarantees or advances to any person, other than ordinary advances for travel expenses; (d) sold, exchanged or otherwise disposed of any material assets or rights other than the sale of inventory in the ordinary course of its business; or (e) entered into any material transactions with any of its officers, directors or employees or any entity controlled by any of such individuals.

3.15 Activities Since Acquiror Balance Sheet Date. Since the Acquiror Balance Sheet Date and through the Agreement Date, Acquiror and each of its Subsidiaries has conducted its business only in the ordinary course consistent with past practice, and there has not been:

(a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of Acquiror (as presently conducted and as presently proposed to be conducted);

(b) incurrence, creation or assumption of (i) any material Encumbrance (other than Permitted Encumbrances) on any of its material assets or properties or (ii) any debt;

(c) any waiver by Acquiror of a valuable right or of a material debt owed to it;

(d) any material change or amendment to a material contract or arrangement by which Acquiror or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for in this Agreement and the Acquiror Related Agreements;

(e) change or increase in the compensation payable or to become payable to any of its officers, directors, employees or consultants, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including, without limitation, stock awards, stock option grants, or stock appreciation rights ) made to or with any of such officers, directors, employees or consultants, any material modification of any Acquiror benefit plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1, or any new loans or extension of existing loans to any such Persons, and neither Acquiror nor any Acquiror Subsidiary of Acquiror has entered into any Contract to grant or provide (nor has granted or provided any) any material severance, acceleration of vesting or other similar benefits to any such Persons;

(f) any sale, assignment, transfer or abandonment by Acquiror of any Acquiror-Owned IP Rights;

(g) any resignation or termination of employment of any officer or key employee of Acquiror and Acquiror is not aware of any impending resignation or termination of employment of any such officer or key employee;

(h) acceleration or release of any vesting condition of the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal;

(i) any mortgage, pledge or lien created by Acquiror, or transfer of a security interest, with respect to any of its properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Acquiror’s ownership or use of such property or assets;

(j) any change in any tax election or method of tax accounting, or any settlement or final determination of any tax audit, claim, investigation, litigation or other proceeding or assessment;

(k) to Acquiror’s knowledge, any other event or condition of any character, other than events affecting the economy or Acquiror’s industry generally, that could reasonably be expected to result in a Material Adverse Effect on Acquiror;

(l) any arrangement or commitment by Acquiror or any other person acting on its behalf to do any of the things described in this Section 3.15.

3.16 Employee Benefit Plans and Employee Matters.

(a) Schedule 3.16(a) of the Acquiror Schedule of Exceptions lists, with respect to Acquiror, any Subsidiary of Acquiror and any trade or business (whether or not incorporated) which is treated as a single employer with Acquiror (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each outstanding loan to an employee in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Acquiror or any Subsidiary of Acquiror of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of Acquiror or any Subsidiary of Acquiror (all of the foregoing described in clauses (i) through (vi), collectively, the “Acquiror Employee Plans”).

(b) Acquiror has furnished to Target’s counsel a true, correct and complete copy of each of the Acquiror Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Acquiror Employee Plan which is subject to ERISA reporting requirements, delivered to Target’s counsel true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Acquiror Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Acquiror has also delivered to Target a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Acquiror Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Acquiror Employee Plan subject to Section 401(a) of the Code. Acquiror has also delivered to Target all registration statements and prospectuses prepared in connection with each Acquiror Employee Plan. No employee of Acquiror or any Subsidiary of Acquiror and no person subject to any health plan of Acquiror or any Subsidiary of Acquiror has made medical claims through any such health plan during the 12 months preceding the Agreement Date for more than $25,000 in the aggregate for which Acquiror or such Subsidiary of Acquiror is directly responsible. For the purposes of the forgoing sentence, any exception to such representation and warranty set forth in the Acquiror Schedule of Exceptions shall be stated generally and shall not identify any employee of Acquiror or such Subsidiary of Acquiror or person subject to any health plan of Acquiror or such Subsidiary of Acquiror who has made medical claims. Neither Acquiror nor any Subsidiary of Acquiror sponsors or maintains any self-funded employee benefit plan.

(c) None of the Acquiror Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Acquiror Employee Plan, which could reasonably be expected to result, individually or in the aggregate with any such other “prohibited transactions,” in a material Liability to Acquiror or any of its Subsidiaries. Each Acquiror Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Acquiror, each Subsidiary of Acquiror and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any other party to, any of the Acquiror Employee Plans. Neither Acquiror nor any Subsidiary of Acquiror or ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Acquiror Employee Plans. All contributions required to be made by Acquiror, any Subsidiary of Acquiror or any ERISA Affiliate to any Acquiror Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Acquiror Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Acquiror Balance Sheet Date as a result of the operations of Acquiror and its Subsidiaries after the Acquiror Balance Sheet Date). In addition, with respect to each Acquiror Employee Plan intended to include a Code Section 401(k) arrangement, Acquiror, its Subsidiaries and ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Acquiror Employee Plan is covered by, and neither Acquiror nor any Subsidiary of Acquiror or ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Acquiror Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquiror, the Surviving Corporation and/or any Subsidiary of Acquiror (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Acquiror Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Acquiror has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Acquiror Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Acquiror, is threatened, against or with respect to any such Acquiror Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(d) With respect to each Acquiror Employee Plan, each of Acquiror and each United States Subsidiary of Acquiror has complied with (i) the applicable health care continuation and notice provisions of COBRA or similar state law and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.

(e) There has been no amendment to, written interpretation or announcement (whether or not written) by Acquiror, any Subsidiary of Acquiror or other ERISA Affiliate relating to, or change in participation or coverage under, any Acquiror Employee Plan which would materially increase the expense of maintaining such Acquiror Employee Plan above the level of expense incurred with respect to such Acquiror Employee Plan for the most recent fiscal year included in the Financial Statements. No Acquiror Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(f) Neither Acquiror nor any Subsidiary of Acquiror or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) Neither Acquiror nor any Subsidiary of Acquiror or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(h) Each compensation and benefit plan maintained or contributed to by Acquiror or any Subsidiary of Acquiror under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Schedule 3.16(h) of the Acquiror Schedule of Exceptions. As regards each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) all contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Acquiror Balance Sheet, (iii) Acquiror, each Subsidiary of Acquiror, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Legal Requirements, (v) to the knowledge of Acquiror, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any Liability with respect to such Foreign Plan, and (vii) except as required by applicable Legal Requirements, no condition exists that would prevent Acquiror or any of its Subsidiaries from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Acquiror Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). The benefits available under all Foreign Plans in the aggregate do not provide materially greater benefits to employees of Acquiror or any Subsidiary of Acquiror participating in such plans than the benefits available under the Acquiror Employee Plans for employees of Acquiror or any Subsidiary of Acquiror in the United States. No Foreign Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of Acquiror.

(i) Schedule 3.16(i) of the Acquiror Schedule of Exceptions lists as of the Agreement Date each employee of Acquiror or any Subsidiary of Acquiror who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.

(j) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by Acquiror or any Subsidiary of Acquiror, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Acquiror or any Subsidiary of Acquiror to any Person.

(k) Each of Acquiror and each Subsidiary of Acquiror is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. Each of Acquiror and each Subsidiary of Acquiror has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Acquiror and each Subsidiary of Acquiror has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither Acquiror nor any Subsidiary of Acquiror is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against Acquiror and/or any Subsidiary of Acquiror under any workers compensation plan or policy or for long term disability. Neither Acquiror nor any Subsidiary of Acquiror has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of Acquiror, threatened, between Acquiror or any Subsidiary of Acquiror and any of their respective employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

(l) Schedule 3.16(l) of the Acquiror Schedule of Exceptions sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts (containing severance provisions or change in control provisions) to which Acquiror and/or any Subsidiary of Acquiror is a party or by which Acquiror and/or any Subsidiary of Acquiror is bound. Neither Acquiror nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Acquiror has established a reserve for such amount on the Acquiror Balance Sheet and (ii) pursuant to Contracts entered into after the Acquiror Balance Sheet Date and disclosed on Schedule 3.16(l) of the Acquiror Schedule of Exceptions. Neither Acquiror nor any Subsidiary of Acquiror is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by Acquiror or any Subsidiary of Acquiror and neither Acquiror nor any Subsidiary of Acquiror has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by Acquiror or any Subsidiary of Acquiror. Neither Acquiror nor any Subsidiary of Acquiror has knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against Acquiror or any Subsidiary of Acquiror pending or, to the knowledge of Acquiror, threatened which may interfere with the respective business activities of Acquiror or any Subsidiary of Acquiror. Neither Acquiror nor any Subsidiary of Acquiror, nor to the knowledge of Acquiror and each Subsidiary of Acquiror, any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of Acquiror or any Subsidiary of Acquiror, and there is no charge or complaint against Acquiror or any Subsidiary of Acquiror by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of Acquiror, threatened.

(m) No employee of Acquiror or any Subsidiary of Acquiror is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Acquiror or any Subsidiary of Acquiror because of the nature of the business conducted or presently proposed to be conducted by Acquiror or any Subsidiary of Acquiror or to the use of trade secrets or proprietary information of others. No employee of Acquiror or any Subsidiary of Acquiror has given notice to Acquiror or any Subsidiary of Acquiror, nor does Acquiror or any Subsidiary of Acquiror otherwise have knowledge, that any such employee intends to terminate his or her employment with Acquiror or any Subsidiary of Acquiror. No employee of Acquiror or any Subsidiary of Acquiror has been involuntarily terminated in the last 12 month period prior to the Agreement Date. The employment of each of the employees of Acquiror or any Subsidiary of Acquiror is “at will” and Acquiror and each Subsidiary of Acquiror does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees.

(n) Acquiror and each Subsidiary of Acquiror is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) Acquiror has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Acquiror; and (iii) Acquiror has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Acquiror has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.

3.17 Insurance. Acquiror has in full force and effect fire, casualty and liability insurance policies, in such amounts (subject to reasonable deductibles) as are carried by similar companies.

3.18 Tax Returns and Payments.

(a) The Acquiror and each Subsidiary of Acquiror, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Acquiror or any Subsidiary of Acquiror is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have timely paid all Taxes whether or not shown on any Tax Return. All Tax Returns were complete and accurate and have been prepared in substantial compliance with all applicable Legal Requirements. The Acquiror has delivered to Target correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Acquiror or any of its Subsidiaries.

(b) The Acquiror Balance Sheet reflects all Liabilities for unpaid Taxes of the Acquiror and/or any Subsidiary of Acquiror for periods (or portions of periods) through the Acquiror Balance Sheet Date. Neither the Acquiror nor any Subsidiary of Acquiror has any Liability for unpaid Taxes accruing after the Acquiror Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Acquiror Balance Sheet Date.

(c) There is (i) no claim for Taxes being asserted against the Acquiror or any Subsidiary of Acquiror that has resulted in a lien against the property of the Acquiror or any Subsidiary of Acquiror other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Acquiror or any Subsidiary of Acquiror being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Acquiror or any Subsidiary of Acquiror currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. No claim has ever been made by any Governmental Entity in a jurisdiction where the Acquiror or any Subsidiary of Acquiror does not file Tax Returns that the Acquiror or any Subsidiary of Acquiror is or may be subject to taxation by that jurisdiction.

(d) Neither the Acquiror nor any Subsidiary of Acquiror is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Acquiror or any Subsidiary of Acquiror have any Liability or potential Liability to another party under any such agreement.

(e) Each of the Acquiror and each Subsidiary of Acquiror has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(f) Neither the Acquiror nor any Subsidiary of Acquiror or any predecessor of the Acquiror or any Subsidiary of Acquiror has ever been a member of a consolidated, combined, unitary or aggregate group of which the Acquiror or any predecessor of the Acquiror was not the ultimate parent corporation.

(g) Neither the Acquiror nor any Subsidiary of Acquiror has any Liability for the Taxes of any Person (other than the Acquiror or any Subsidiary of Acquiror) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(h) Each of the Acquiror and each Subsidiary of Acquiror has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts are normally provided.

(i) The Acquiror for itself and for its Subsidiaries has provided to the Acquiror all documentation relating to any applicable Tax holidays or incentives. The Acquiror and its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives.

(j) Neither the Acquiror nor any Subsidiary of Acquiror is nor have any of them ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Acquiror and each Subsidiary of Acquiror has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(k) Neither the Acquiror nor any Subsidiary of Acquiror has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(l) Each of the Acquiror and each Subsidiary of Acquiror has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(m) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of Acquiror or any Subsidiary of Acquiror or ERISA Affiliate to which Acquiror and/or any Subsidiary of Acquiror is a party or by which the Acquiror and/or any Subsidiary of Acquiror is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 3.18(m) of the Acquiror Schedule of Exceptions lists each Person who Acquiror reasonably believes is, with respect to the Acquiror, any Subsidiary of Acquiror and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.

(n) Schedule 3.18(n) of the Acquiror Schedule of Exceptions lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which Acquiror or any of its Subsidiaries is a party. Each such nonqualified deferred compensation plan to which Acquiror or its Subsidiaries is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(o) The exercise price of all Acquiror Options is at least equal to the fair market value of the Acquiror Common Stock on the date such Acquiror Options were granted, and neither Acquiror nor the Acquiror has incurred or will incur any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Acquiror Options.

3.19 Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedules 3.19(a)-(w) of the Acquiror Schedule of Exceptions set forth a list of each of the following Contracts to which Acquiror or any Subsidiary of Acquiror is a party or to which Acquiror or any Subsidiary of Acquiror or any of their respective assets or properties is currently bound (each an “Acquiror Material Contract”):

(a) any Contract providing for payments by it in an aggregate amount of $100,000 or more on an annual basis that cannot be terminated by Acquiror or its Subsidiaries without breach or penalty within one year after the date of this Agreement;

(b) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to manufacture, reproduce, sell, sublicense, lease, distribute, market or take orders for any Acquiror Products (“Acquiror Channel Agreements”);

(c) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, (i) by Acquiror or any Subsidiary of Acquiror or (ii) for Acquiror or any Subsidiary of Acquiror; other than Contracts with consultants, employees and independent contractors under which such consultants, employees or independent contractors assigned all of their Intellectual Property rights in the foregoing to Acquiror or a Subsidiary of Acquiror, copies of which have been made available to Target and its counsel;

(d) any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with any other party or a payment of royalties to any other party;

(e) any Contract for or relating to the employment by it of any director, officer, employee or consultant that is not immediately terminable by it without material cost or other material Liability, including any contract requiring it to make a material payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement;

(f) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(g) any lease or other Contract under which it is lessee of or holds or operates any items of material tangible personal property or real property owned in excess of 15,000 square feet by any third party;

(h) any Contract that restricts it from (i) engaging in any aspect of its business, (ii) participating or competing in any line of business or market, (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), (iv) engaging in any business in any market or geographic area or that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party, or (v) soliciting potential employees, consultants, contractors or other suppliers or customers;

(i) any Contracts as to which Acquiror or any Subsidiary of Acquiror is a party and pursuant to which any Person is authorized to use any Acquiror IP Rights (“Acquiror Outbound Licenses”), other than (A) Acquiror Channel Agreements listed in Schedule 3.19(b) of the Acquiror Schedule of Exceptions; and (B) non-disclosure agreements in the ordinary course of business pursuant to which neither Acquiror nor any Subsidiary of Acquiror has granted or received a license to Intellectual Property, other than the right to review Confidential Information for the purpose of evaluating potential transactions or business relationships (“Acquiror Standard NDAs”);

(j) any Contract to license or authorize any third party to manufacture any Acquiror Products, other than Acquiror Channel Agreements listed in Schedule 3.19(j) of the Acquiror Schedule of Exceptions;

(k) any licenses, sublicenses and other Contracts to which Acquiror or any Subsidiary of Acquiror is a party and pursuant to which Acquiror or any Subsidiary of Acquiror acquired or is authorized to use any Third Party Intellectual Property Rights (“Acquiror Inbound Licenses”), other than (A) “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of the Acquiror Products that have an individual acquisition cost of $5,000 or less, and (B) Acquiror Standard NDAs;

(l) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts conforming to the standard forms of option and restricted stock unit agreement under the Acquiror Plan (notwithstanding any variation in terms related to vesting schedules, performance criteria, number of shares and other terms specific to an individual’s grant);

(m) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(n) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the debt or performance obligations of any other Person;

(o) any Contract providing for indemnification or warranting by it (other than pursuant to its standard customer agreement, the form of which is included in Schedule 3.19(o) of the Acquiror Schedule of Exceptions, Acquiror Channel Agreements and Acquiror Outbound Licenses listed in Schedule 3.19(b) and Schedule 3.19(i), respectively, of the Acquiror Schedule of Exceptions, and other than any Contracts for occupancy of any leased real property);

(p) any Contract under which Acquiror or any Subsidiary of Acquiror provides any consulting or professional services, including software implementation, deployment or development services (including, for each such Contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services);

(q) any Contract other than Acquiror Employee Plans or Contract with its officers, directors, or employees that provides for compensation (i) in which its officers, directors, 10% stockholders or to the knowledge of Acquiror any member of their immediate families, is directly or indirectly interested (whether as a party or otherwise) or (ii) with any Person with whom it does not deal at arm’s length;

(r) any Contract pursuant to which it has acquired or sold a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase or sale of stock, purchase or sale of assets, license or otherwise since February 8, 2008, or any Contract pursuant to which it has any material ownership interest in any other Person (other than its Subsidiaries);

(s) any Contract with a Governmental Entity that contains any material rights or any material obligations of Acquiror or any Subsidiary of Acquiror that would come into effect upon the consummation of the Merger, entered into other than in the ordinary course of business;

(t) any Contract pursuant to which it has purchased any real property;

(u) any Contract relating to the membership of, or participation by it in, or the affiliation of it with, any industry standards group or association;

(v) any material settlement or litigation “standstill” agreement, or any tolling agreement; or

(w) any Contract under which the Acquiror’s entering into this Agreement or the consummation of the Merger or the transactions contemplated thereby shall give rise to, or trigger the application of, any material rights of any third party or any material obligations of Acquiror or any Subsidiary of Acquiror that would come into effect upon the consummation of the Merger.

All Acquiror Material Contracts are in written form. Acquiror or the applicable Subsidiary of Acquiror has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, is not alleged to be in any material default in respect of, any Acquiror Material Contract. Each of the Acquiror Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no material default or event of default or event, occurrence, condition or act, with respect to Acquiror or any Subsidiary of Acquiror or to the Acquiror’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or event of default under any Acquiror Material Contract or (ii) give any third party (A) the right to declare a material default or exercise any material remedy under any Acquiror Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Acquiror Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of Acquiror or any of its Subsidiaries under any Acquiror Material Contract, or (D) the right to cancel, terminate or modify any Acquiror Material Contract. Neither the Acquiror nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Acquiror Material Contract. True, correct and complete copies of all Acquiror Material Contracts have been provided to Target on or prior to the Agreement Date.

3.20 Environmental and Safety Laws. To its knowledge, neither Acquiror nor any Subsidiary of Acquiror is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined in Section 2.22) are used or have been used, stored, or disposed of by Acquiror or, to Acquiror’s knowledge, by any other person or entity on any property owned, leased or used by Acquiror.

3.21 Executive Officers. To the knowledge of Acquiror, since the date that is ten (10) years prior to the date of this Agreement, no executive officer or person nominated to become an executive officer of Acquiror or any Subsidiary of Acquiror (i) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (ii) is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the Securities and Exchange Commission or any self-regulatory organization.

3.22 Books and Records. The books, records and accounts of Acquiror (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with Acquiror’s business practices on a basis consistent with prior years, and (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Acquiror.

3.23 No Finder’s Fees. Except as set forth in Section 3.23 of the Acquiror Schedule of Exceptions, Acquiror neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement.

3.24 Export Control Laws. Acquiror and each Subsidiary of Acquiror has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

(a) Acquiror and each Subsidiary of Acquiror has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b) Acquiror and each Subsidiary of Acquiror is in material compliance with the terms of all applicable export licenses or other approvals;

(c) there are no pending or, to the knowledge of Acquiror, threatened claims against Acquiror or any Subsidiary of Acquiror with respect to such export licenses or other approvals; and

(d) there are no actions, conditions or circumstances pertaining to Acquiror’s or any Subsidiary of Acquiror’s export transactions that would reasonably be expected to give rise to any future claims under applicable export regulations.

3.25 Customers and Suppliers.

(a) Neither Acquiror nor any Subsidiary of Acquiror has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended September 31, 2008, or the two months ended November 30, 2008, was one of the 20 largest sources of revenues for Acquiror and its Subsidiaries, based on amounts paid or payable (each, a “Acquiror Significant Customer”). Each Acquiror Significant Customer is listed on Schedule 3.25(a) of the Acquiror Schedule of Exceptions.

(b) Neither Acquiror nor any Subsidiary of Acquiror has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2007 or the eleven months ended November 30, 2008, was one of the 10 largest suppliers of products and/or services to Acquiror and its Subsidiaries, based on amounts paid or payable (each, an “Acquiror Significant Supplier”). Each Acquiror Significant Supplier is listed on Schedule 3.25(b) of the Acquiror Schedule of Exceptions.

3.26 Accounts Receivable. The accounts receivable shown on the Acquiror Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with Acquiror’s and its Subsidiaries’ past practices and are sufficient to provide for any losses which may be sustained on realization of the receivables. The accounts receivable of Acquiror and its Subsidiaries arising after the Acquiror Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, and represented or shall represent bona fide claims against debtors for sales and other charges.

3.27 Inventory. The inventories shown on the Acquiror Balance Sheet (net of any reserve on the Acquiror Balance Sheet) or thereafter acquired by Acquiror or any Subsidiary of Acquiror, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since the Acquiror Balance Sheet Date, Acquiror and each Subsidiary of Acquiror has continued to replenish inventories in a normal and customary manner consistent with past practices. Neither Acquiror nor any Subsidiary of Acquiror has received written, or to the knowledge of Acquiror, oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.

3.28 Full Disclosure. To Acquiror’s knowledge, neither this Agreement, the exhibits hereto, certificates delivered by Acquiror pursuant to this Agreement, nor the Acquiror Related Agreements, contain any untrue statement of a material fact nor, to Acquiror’s knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4. MUTUAL CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of Target and its Subsidiaries. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 8 hereof and the Effective Time:

(a) Target shall, and shall cause each Subsidiary of Target to, conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror) and in material compliance with all applicable Legal Requirements;

(b) Target shall, and shall cause each Subsidiary of Target to, (A) pay all of its debts and Taxes when due and payable, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, (C) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (D) sell Target products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition and (E) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(c) Target shall promptly notify Acquiror of any change, occurrence or event not in the ordinary course of its or any of its Subsidiary’s business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to Target and its Subsidiaries taken together or cause any of the conditions to closing set forth in Section 7 not to be satisfied;

(d) Target shall, and shall cause each of its Subsidiaries to, assure that each of its Contracts (other than with Acquiror) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to Acquiror prior to allowing any Target Material Contract or right thereunder to lapse or terminate by its terms; and

(e) Target shall, and shall cause each of its Subsidiaries to, maintain each of its leased premises in accordance with the terms of the applicable lease.

4.2 Restrictions on Conduct of Business of Target and its Subsidiaries. Without limiting the generality or effect of the provisions of Section 4.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 8 hereof and the Effective Time, Target shall not, and shall cause each Subsidiary of Target not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement, or as consented to in writing by Acquiror):

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws or equivalent organizational or governing documents;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(c) Target Material Contracts. Enter into any Contract that would constitute a Target Material Contract or a Contract requiring a novation or consent in connection with the Merger, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Target Material Contracts in any material respect; provided, that this provision shall not require Target to seek or obtain Acquiror’s consent in order to (i) set or change prices at which Target sells products or provides services to customers in the ordinary course of business consistent with its past practice, or (ii) enter into sales and nonexclusive licenses of Target Products in the ordinary course of business consistent with its past practice;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Target Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than: (i) the issuance of shares of Target Capital Stock pursuant to the exercise of Target Options and Target Warrants; (ii) the issuance of Target Common Stock upon conversion of Target Preferred Stock outstanding on the Agreement Date, and (iii) the repurchase of any shares of Target Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

(e) Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees, or any consultants or independent contractors (except hiring of employees in the ordinary course of business following consultation with Acquiror), (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of Target of any Subsidiary, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor (other than entry into standard offer letters or consulting agreements that are terminable by Target upon no more than 30 days notice without cost or liability with new employees hired pursuant to the parenthetical in the preceding clause (i)), or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);

(f) Loans and Investments. Make any loans or advances (other than routine expense advances to employees of Target or any Subsidiary consistent with past practice) to, or any investments in or capital contributions to, any Person, or from any Subsidiary or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(g) Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property (other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with Target Products that have an individual acquisition cost of $5,000 or less), or transfer or license to any Person any rights to any Target IP Rights (other than non-exclusive end-user licenses in connection with the sale of Target Products in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Target Source Code to any Person (including any current or former employee or consultant of Target or any contractor or commercial partner of Target) (other than providing access to Target Source Code to current employees and consultants of Target or its Subsidiaries involved in the development of Target Products on a need to know basis, consistent with past practices);

(h) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Acquiror’s business activities;

(i) Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its material properties or assets, other than sales and nonexclusive licenses of Target Products in the ordinary course of business consistent with its past practice or enter into any Contract with respect to the foregoing;

(j) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(k) Leases. Enter into any operating lease or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(l) Payment of Obligations. (i) Pay, discharge or satisfy, (1) any amounts due under any promissory note issued by Target to any Person who is an officer or director of Target as of the Agreement Date, or (2) any amount in excess of $50,000 in any one case or $100,000 in the aggregate otherwise than in the ordinary course of business, or (3) any claim or Liability arising otherwise than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Target Financial Statements or (ii) defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or in an amount in excess of $50,000, or (iii) give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(m) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $250,000 individually or $1,000,000 in the aggregate;

(n) Insurance. Materially change the amount of any insurance coverage;

(o) Termination or Waiver. Terminate or waive any material right under any Target Material Contract;

(p) Employee Benefit Plans; Pay Increases. Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, materially amend any deferred compensation plan within the meaning of Section 409A of the Code and applicable guidance thereunder except to the extent necessary to meet the requirements of such Section or Notice, pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants, or add any new members to Target’s Board;

(q) Severance Arrangements. Grant or pay, or enter into or amend any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;

(r) Lawsuits; Settlements. (i) Commence a lawsuit other than (1) for the routine collection of bills, (2) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Acquiror prior to the filing of such a suit), or (3) for a breach of this Agreement, or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;

(s) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(t) Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return, file any other material Tax Return involving Taxes payable in excess of $50,000, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return (provided that Acquiror will not unreasonably withhold its consent to the filing of any required Tax Return), enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind;

(u) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquiror;

(v) Real Property. Enter into any agreement for the purchase, sale or lease of any real property;

(w) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;

(x) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers;

(y) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or stockholder of Target (or any member of their immediate families) has an interest; and

(z) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (y) in this Section 4.2, or any action which would reasonably be expected to make any of Target’s representations or warranties contained in this Agreement untrue or incorrect or prevent Target from performing or cause Target not to perform one or more covenants required hereunder to be performed by Target.

4.3 Conduct of Business of Acquiror and its Subsidiaries. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 8 hereof and the Effective Time:

(a) Acquiror shall, and shall cause each Subsidiary of Acquiror to, conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Target) and in material compliance with all applicable Legal Requirements;

(b) Acquiror shall, and shall cause each Subsidiary of Acquiror to, (A) pay all of its debts and Taxes when due and payable, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, (C) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (D) sell Acquiror products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition and (E) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;

(c) Acquiror shall promptly notify Target of any change, occurrence or event not in the ordinary course of its or any of its Subsidiary’s business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to Acquiror and its Subsidiaries taken together or cause any of the conditions to closing set forth in Section 6 not to be satisfied;

(d) Acquiror shall, and shall cause each of its Subsidiaries to, assure that each of its Contracts (other than with Target) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger, and shall give reasonable advance notice to Target prior to allowing any Acquiror Material Contract or right thereunder to lapse or terminate by its terms; and

(e) Acquiror shall, and shall cause each of its Subsidiaries to, maintain each of its leased premises in accordance with the terms of the applicable lease.

4.4 Restrictions on Conduct of Business of Acquiror. Without limiting the generality or effect of the provisions of Section 4.3, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 8 hereof and the Effective Time, Acquiror shall not, and shall cause each Subsidiary of Acquiror not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement, or as consented to in writing by Target):

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws or equivalent organizational or governing documents;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(c) Acquiror Material Contracts. Enter into any Contract that would constitute an Acquiror Material Contract or a Contract requiring a novation or consent in connection with the Merger, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Acquiror Material Contracts in any material respect; provided, that this provision shall not require Acquiror to seek or obtain Target’s consent in order to (i) set or change prices at which Acquiror sells products or provides services to customers in the ordinary course of business consistent with its past practice, or (ii) enter into sales and nonexclusive licenses of Acquiror Products in the ordinary course of business consistent with its past practice;

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares capital stock of Acquiror (“Acquiror Capital Stock”) or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than: (i) the issuance of shares of Acquiror Capital Stock pursuant to the exercise of Acquiror Options and Acquiror Warrants; (ii) the issuance of Acquiror Common Stock upon conversion of Acquiror Preferred Stock outstanding on the Agreement Date, (iii) the repurchase of any shares of Acquiror Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service, and (iv) the issuance of Acquiror Options to new employees or consultants;

(e) Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees, or any consultants or independent contractors (except hiring of employees in the ordinary course of business following consultation with Target), (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of Acquiror of any Subsidiary, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor (other than entry into standard offer letters or consulting agreements that are terminable by Acquiror upon no more than 30 days notice without cost or liability with new employees hired pursuant to the parenthetical in the preceding clause (i)), or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);

(f) Loans and Investments. Make any loans or advances (other than routine expense advances to employees of Acquiror or any Subsidiary consistent with past practice) to, or any investments in or capital contributions to, any Person, or from any Subsidiary or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(g) Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property (other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with Acquiror Products that have an individual acquisition cost of $5,000 or less), or transfer or license to any Person any rights to any Acquiror IP Rights (other than non-exclusive end-user licenses in connection with the sale of Acquiror Products in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Acquiror Source Code to any Person (including any current or former employee or consultant of Acquiror or any contractor or commercial partner of Acquiror) (other than providing access to Acquiror Source Code to current employees and consultants of Acquiror or its Subsidiaries involved in the development of Acquiror Products on a need to know basis, consistent with past practices);

(h) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Acquiror’s business activities;

(i) Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its material properties or assets, other than sales and nonexclusive licenses of Acquiror Products in the ordinary course of business consistent with its past practice or enter into any Contract with respect to the foregoing;

(j) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(k) Leases. Enter into any operating lease or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(l) Payment of Obligations. (i) Pay, discharge or satisfy, (1) any amounts due under any promissory note issued by Acquiror to any Person who is an officer or director of Acquiror as of the Agreement Date, or (2) any amount in excess of $50,000 in any one case or $100,000 in the aggregate otherwise than in the ordinary course of business, or (3) any claim or Liability arising otherwise than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Acquiror Financial Statements or (ii) defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or in an amount in excess of $50,000, or (iii) give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;

(m) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $250,000 individually or $1,000,000 in the aggregate;

(n) Insurance. Materially change the amount of any insurance coverage;

(o) Termination or Waiver. Terminate or waive any material right under any Acquiror Material Contract;

(p) Employee Benefit Plans; Pay Increases. Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, materially amend any deferred compensation plan within the meaning of Section 409A of the Code and applicable guidance thereunder except to the extent necessary to meet the requirements of such Section or Notice, pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants, or add any new members to Acquiror’s Board;

(q) Severance Arrangements. Grant or pay, or enter into or amend any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;

(r) Lawsuits; Settlements. (i) Commence a lawsuit other than (1) for the routine collection of bills, (2) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Target prior to the filing of such a suit), or (3) for a breach of this Agreement, or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;

(s) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(t) Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return, file any other material Tax Return involving Taxes payable in excess of $50,000, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return (provided that Acquiror will not unreasonably withhold its consent to the filing of any required Tax Return), enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind;

(u) Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquiror;

(v) Real Property. Enter into any agreement for the purchase, sale or lease of any real property;

(w) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;

(x) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers;

(y) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or stockholder of Acquiror (or any member of their immediate families) has an interest; and

(z) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (y) in this Section 4.4, or any action which would reasonably be expected to make any of Acquiror’s representations or warranties contained in this Agreement untrue or incorrect or prevent Acquiror from performing or cause Acquiror not to perform one or more covenants required hereunder to be performed by Acquiror.

5. CLOSING; ADDITIONAL AGREEMENTS

5.1 The Closing. Unless this Agreement is earlier terminated in accordance with Section 8, the closing of the transactions provided for herein (the “Closing”) shall take place at a time and date specified by the parties within three Business Days after the conditions to Closing set forth in Sections 6 and 7 have been satisfied and/or waived in accordance with this Agreement, or on such other day or time as Acquiror and Target may mutually agree. The Closing shall take place at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California 94041, or at such other location(s) as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

5.2 Information Statement; Fairness Hearing and Permit; Blue Sky Laws.

(a) Permit Application. As soon as reasonably practicable after the Agreement Date, (i) Acquiror shall prepare, with the cooperation of Target, the application for permit (the “Permit Application”) in connection with the Hearing (as defined below) and the notice sent to the holders of Target Capital Stock pursuant to, and meeting the requirements of Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the “Hearing Notice”), concerning the hearing (the “Hearing”) held by the California Commissioner to consider the terms and conditions of this Agreement and the Merger and the fairness of such terms and conditions pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and the rules promulgated thereunder (“California Securities Law”), and (ii) Target shall prepare, with the cooperation of Acquiror and based upon a form prepared by Acquiror, an information statement relating to this Agreement and the transactions contemplated hereby (the “Information Statement”). Each of Target and Acquiror shall use its commercially reasonable efforts to cause the Permit Application, the Hearing Notice and the Information Statement to comply with all requirements of applicable federal and state securities laws. Each of Target and Acquiror shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, the Hearing Notice or the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Permit Application, the Hearing Notice and the Information Statement. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Preferred Stock and Acquiror Common Stock to be received by the holders of Target Capital Stock in the Merger and a proxy statement for solicitation of stockholder approval of the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement, Target and Acquiror shall cooperate in delivering any such amendment or supplement to all the holders of Target Capital Stock and/or filing any such amendment or supplement with the California Commissioner of Corporations (the “California Commissioner”) or its staff and/or any other government officials. The Information Statement shall include the unanimous recommendation of Target’s Board in favor of approval of the Merger and adoption of this Agreement and the conclusion of Target’s Board that the terms and conditions of the Merger and this Agreement are fair, reasonable, advisable and in the best interests of Target and its stockholders. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

(b) Permit. Each of Target and Acquiror shall use its commercially reasonable efforts to (i) cause to be filed with the California Commissioner, as soon as reasonably practicable following the execution of this Agreement, the Permit Application and the Hearing Notice, (ii) promptly respond to questions and issues raised by the California Commissioner, if any, and (iii) obtain, as soon as reasonably practicable following the execution of this Agreement, the permit approving the fairness of this Agreement and the Merger pursuant to Section 25121 of California Securities Law such that the issuance of the Acquiror Preferred Stock and Acquiror Common Stock in connection with the Merger shall be exempt pursuant to Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act (the “Permit”). Target and Acquiror shall notify each other promptly of the receipt of any comments from the California Commissioner or its staff and of any request by the California Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and shall provide each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the California Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing.

(c) Hearing Notice. As soon as permitted by the California Commissioner, Target shall deliver by personal delivery or reputable overnight courier the Hearing Notice to all holders of the Target Capital Stock entitled to receive such notice under California Securities Law. If the California Commissioner issues the Permit, then as soon as practicable thereafter Target shall deliver by personal delivery or reputable overnight courier the Information Statement to all holders of the Target Capital Stock. Except for the delivery of the Information Statement in accordance with the terms hereof, Target shall not directly or indirectly, solicit the vote of any holder of the Target Capital Stock in connection with the Merger in violation of any applicable federal or state securities laws.

(d) Amendments and Supplements. Each of Target and Acquiror shall use its commercially reasonable efforts to cause the information relating to Target and Acquiror included in the Hearing Notice, the Permit Application and the Information Statement to not, at the time the Hearing Notice is delivered to holders of Target Capital Stock at the time the Information Statement is delivered to holders of the Target Capital Stock and at all times subsequent thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Target shall promptly advise Acquiror, and Acquiror shall promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Hearing Notice, the Permit Application, and/or the Information Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Target and Acquiror shall cooperate in delivering any such amendment or supplement to all the holders of the Target Capital Stock and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials.

(e) Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Preferred Stock and Acquiror Common Stock in connection with the Merger. Target shall use its commercially reasonable efforts to assist Acquiror as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Preferred Stock and Acquiror Common Stock in connection with the Merger. The certificates issued by Acquiror with respect to the shares of Acquiror Preferred Stock and Acquiror Common Stock issued hereunder shall be legended as necessary to comply with applicable U.S. federal securities laws and state blue sky securities laws.

5.3 Assumption of Warrants and Related Matters. Each Target Warrant that, pursuant to the terms and conditions thereof, will survive the Merger, shall be assumed by Acquiror and shall thereafter be exercisable for the number of shares resulting from the application of the relevant conversion ratios set forth in Section 1.1(c) hereof. All other Target Warrants outstanding immediately prior to the Effective Time shall be cancelled and extinguished.

5.4 Regulatory Approvals.

(a) Target shall, and shall cause each Subsidiary of Target to, promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act or applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Target shall use commercially reasonable efforts to obtain, and to cooperate with Acquiror to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by Target with respect to such authorizations, approvals and consents. Target shall promptly inform Acquiror of any material communication between Target and any Governmental Entity regarding any of the transactions contemplated hereby. If Target or any affiliate of Target receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Target shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Target shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the Acquiror.

(b) Acquiror shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act or applicable foreign antitrust laws) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Acquiror shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Acquiror with respect to such authorizations, approvals and consents. Acquiror shall promptly inform Target of any material communication between Acquiror and any Governmental Entity regarding any of the transactions contemplated hereby. If Acquiror or any affiliate of Acquiror receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Acquiror shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Target.

(c) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), it is expressly understood and agreed that (i) Target and Acquiror shall provide information required by law or governmental regulation and shall use commercially reasonable efforts to substantially comply as promptly as practicable with any “second request” for information pursuant to the Antitrust Laws, and (ii) Target and Acquiror shall use their commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Antitrust Laws; provided, however, that: (A) Acquiror shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (B) Acquiror shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror or any of its affiliates, or Target or any of its Subsidiaries, (2) the imposition of any limitation or regulation on the ability of Acquiror or any of its affiliates to freely conduct their business or own such assets, or (3) the holding separate of the shares of Target Capital Stock or any limitation or regulation on the ability of Acquiror or any of its affiliates to exercise full rights of ownership of the shares of Target Capital Stock (any of the foregoing, an “Antitrust Restraint”).

5.5 Termination of Financing Statements. Target shall take all actions necessary such that all Encumbrances (other than Permitted Encumbrances) on assets of Target shall be released prior to or simultaneously with the Closing.

5.6 Spreadsheet. Target shall prepare and deliver to Acquiror, at or prior to the Closing, a spreadsheet (the “Spreadsheet”) in the form provided by Acquiror prior to the Closing and reasonably acceptable to Target, certified by the Chief Executive Officer of Target, which Spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time (in addition to the other required data and information specified therein): (a) the names of all the Target Stockholders, Target Option holders and Target Warrant holders and their respective addresses and where available, taxpayer identification numbers; (b) the number and kind of shares of Target Capital Stock held by such Persons and the respective certificate numbers; (c) the number and kind of shares of Target Capital Stock held by, or subject to Target Options and/or Target Warrants held by such Persons, and in the case of outstanding Target Options, whether such Target Options are incentive stock options or non-qualified stock options under the Code; (d) the vesting status and schedule with respect to Target Options and Target Warrants; and (e) the number of shares of Acquiror Preferred Stock and/or Acquiror Common Stock (and cash in lieu of fractional shares) that each Target Stockholder is entitled to receive in connection with the Merger. Acquiror shall be required to provide Target a spreadsheet containing the information in a similar form and manner as set forth above, though with respect to Acquiror and its capitalization related matters.

5.7 Stockholder Approval and Board Recommendation.

(a) Target shall take all action necessary in accordance with this Agreement, California Law, Delaware Law, Target Certificate its Bylaws to call, convene and hold a meeting of the Target Stockholders to approve the Merger and adopt this Agreement (the “Target Stockholders Meeting”) or to seek the Target Stockholder Approval via written consent as soon as practicable (but subject to applicable law, including any minimum notice period required thereby) following the issuance of the Permit (but in no event later than ten Business Days unless otherwise required by applicable law), or in the event that the Permit is not issued, as soon as practicable after being informed that the Permit will not be issued (but in no event later than ten Business Days thereafter unless otherwise required by applicable law). If Target calls a Target Stockholders Meeting, then Target (i) shall consult with Acquiror regarding the date of such meeting, (ii) shall not postpone or adjourn (other than for the absence of a quorum) such meeting without the prior written consent of Acquiror, and (iii) shall use its commercially reasonable efforts to solicit from Target Stockholders proxies to be voted on the adoption of this Agreement and the approval of the Merger. Target’s obligation to seek the Target Stockholder Approval in accordance with this Section 5.7(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Target of any Acquisition Proposal.

(b) (i) The Target Board shall unanimously recommend that the Target Stockholders vote in favor of the approval of the Merger and adoption of this Agreement (“Target Board Recommendation”); (ii) any Information Statement or other disclosure document distributed to the Target Stockholders in connection with this transaction shall include a statement to the effect that the Target Board has unanimously recommended that the Target Stockholders vote in favor of the approval of the Merger and adoption of this Agreement; and (iii) neither the Target Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Target, the Target Board Recommendation.

5.8 No Solicitation.

(a) From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to Section 8, neither Target, Acquiror, nor any of their respective Subsidiaries will, nor will any of them authorize or permit any of their respective officers, directors, affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Target Representatives” and “Acquiror Representatives,” respectively) to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any securityholders of Target, Acquiror or any of their respective Subsidiaries. Each of Target, Acquiror and their respective Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. If any Target Representative or Acquiror Representative, as the case may be, whether in his or her capacity as such or in any other capacity, takes any action that Target or Acquiror, respectively, is obligated pursuant to this Section 5.8 to cause such Target Representative or Acquiror Representative, as the case may be, not to take, then Target or Acquiror, respectively, shall be deemed for all purposes of this Agreement to have breached this Section 5.8.

“Acquisition Proposal” shall mean, with respect to Target or Acquiror, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from Target or Acquiror or any of their respective Subsidiaries, or from the stockholders of Target or Acquiror, by any Person or Group (as hereinafter defined) of more than a 15% interest in the total outstanding voting securities of Target or Acquiror or any of their respective Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 15% or more of the total outstanding voting securities of Target or Acquiror or any of their respective Subsidiaries or any merger, consolidation, business combination or similar transaction involving Target or Acquiror or any of their respective Subsidiaries; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the assets of Target or Acquiror and their respective Subsidiaries in any single transaction or series of related transactions; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Target or Acquiror or any of their respective Subsidiaries, or any extraordinary dividend, whether of cash or other property.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

(b) Target shall immediately notify Acquiror, and Acquiror shall immediately notify Target, orally and in writing after receipt by Target or Acquiror, as the case may be, and/or any Subsidiary of Target or Acquiror (or, to the knowledge of Target or Acquiror, by any of the Target Representatives or Acquiror Representatives, respectively), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for nonpublic information relating to Target or Acquiror, respectively, or any Subsidiary or for access to any of the properties, books or records of Target or Acquiror, as the case may be, or any Subsidiary of Target or Acquiror (other than requests made in the ordinary course of business concerning commercial transactions that would not reasonably be expected to lead to an Acquisition Proposal) by any Person or Persons other than, with respect to Target, Acquiror. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Each of Target and Acquiror shall keep the other fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to the other a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. Each of Target and Acquiror shall provide to the other with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Target Board or the Board of Directors of Target, respectively) of any meeting of their respective Board of Directors at which there is reasonably expected to be a discussion of any Acquisition Proposal.

5.9 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Target and Acquiror have previously executed a non-disclosure agreement dated November 13, 2008 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms. The Representative hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Representative were a party thereto. With respect to the Representative, as used in the Confidentiality Agreement the term “Information” shall include information relating to the Merger or this Agreement received by the Representative after the Closing or relating to the period after the Closing.

(b) Target and Acquiror shall not, and Target and Acquiror shall cause their respective Subsidiaries, and each Target Representative or Acquiror Representative, as the case may be, not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use the other party’s name or refer to the other party directly or indirectly in connection with their relationship with the other in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other party, unless required by law (in which event the disclosing party shall, prior to any such disclosure, give notice to the non-disclosing party that such disclosure or public statement is required by law and shall reasonably consult with the non-disclosing party regarding the nature, content and timing of any such disclosure or public statement) and except as reasonably necessary for the parties hereto to obtain the consents and approvals of their respective stockholders and other third parties contemplated by this Agreement.

5.10 Reasonable Efforts. Subject to the limitations set forth in Section 5.4(c), each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Sections 6 and 7, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

5.11 Third Party Consents; Notices.

(a) Target shall use its commercially reasonable efforts to obtain prior to the Closing, and deliver to Acquiror at or prior to the Closing, all consents, waivers and approvals required under each Contract listed on Schedule 7.4-1 hereto. Target shall use its commercially reasonable efforts to terminate prior to the Closing, and deliver evidence of such termination to Acquiror at or prior to the Closing with respect to each of the Contracts listed or described on Schedule 7.4-2 hereto.

(b) Target shall give all notices and other information required to be given to the employees of Target or any Subsidiary of Target, any collective bargaining unit representing any group of employees of Target or any Subsidiary of Target, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

5.12 Access to Information.

(a) Except as required pursuant to any confidentiality agreement or similar agreement to which either Target or Acquiror is a party, during the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, (i) each of Target and Acquiror shall afford the other and their respective accountants, counsel and other representatives, reasonable access during regular business hours to (A) all of the other party’s and each of its Subsidiaries’ properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the other party or any of its Subsidiaries as may be reasonably requested, and (ii) as soon as reasonably practicable following such reasonable request of the other party or its accountants, counsel or other representatives, Target or Acquiror, as the case may be, shall provide to the other party and its accountants, counsel and other representatives true, correct and complete copies of Target’s or Acquiror’s, as the case may be, and each of their respective Subsidiaries’ (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which such party or any Subsidiary of such party has been a party, (D) receipts for any Taxes paid to foreign Tax Authorities, and (E) with respect to Target only, executed Contracts relating to each Target Option and the shares of Target Capital Stock purchased under such option held by Continuing Employees; provided, however, that Target may restrict the foregoing access to the extent that any Legal Requirement applicable to Target or the maintenance of any attorney-client privilege requires that such party restrict or prohibit access to any such properties or information; provided, further, that with respect to any document or other information subject to the attorney-client privilege, Target shall reasonably cooperate with Acquiror to develop procedures to allow such documents and information to be shared with Acquiror and its advisors without waiving such attorney-client privilege.

(b) Subject to compliance with applicable Legal Requirements, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, each of Target and Acquiror shall confer from time to time as reasonably requested by the other party with one or more representatives of such other party to discuss any material changes or developments in the operational matters of Target or Acquiror, as the case may be, and each of their respective Subsidiaries and the general status of the ongoing operations of Target or Acquiror, as the case may be, and each of their respective Subsidiaries.

(c) No information or knowledge obtained pursuant to Section 4.1, Section 4.2, Section 4.3, Section 4.4 or this Section 5.12 shall affect or be deemed to modify any representation or warranty contained herein, the conditions to the obligations of the parties hereto to consummate the Merger.

For purposes of transition planning, between the Agreement Date and the Closing Date, the chief executive officer, chief financial officer and chief legal officer of Acquiror and Target shall be available to meet once a week at a mutually agreed upon time and day and their respective designees shall be expressly permitted to be present.

5.13 Employees and Contractors.

(a) Target shall cooperate and work with Acquiror to help Acquiror identify employees of Target and its Subsidiaries to whom Acquiror may elect to offer continued employment. With respect to any employee of Target or its Subsidiaries who receives an offer of employment from Acquiror or its subsidiaries, Target shall assist Acquiror with its efforts to enter into an employment agreement or offer letter with such employee as soon as practicable after the Agreement Date and in any event prior to the Closing Date. Notwithstanding any of the foregoing, none of Acquiror, Merger Sub or any other subsidiary of Acquiror shall have an obligation to make an offer of employment to any employee of Target or its Subsidiaries. With respect to matters described in this Section 5.13, Target will consult with Acquiror (and will consider in good faith the advice of Acquiror) prior to sending any notices or other communication materials to its employees.

(b) Effective no later than immediately prior to the Closing, Target shall, and shall cause its Subsidiaries to, terminate the employment of each of those Target and Target Subsidiary employees who have not received an offer of continued employment with Acquiror or its subsidiaries prior to the Closing Date (the “Designated Employees”). Unless otherwise agreed in writing by Acquiror, Target shall cause the relationships of all independent contractors, consultants and/or advisory board members with Target and each Subsidiary of Target to be terminated at or prior to the Closing.

5.14 Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, Target shall terminate all Target Employee Plans that are “employee benefit plans” within the meaning of ERISA including any Target Employee Plans intended to include a Code Section 401(k) arrangement (unless Acquiror provides written notice to Target no later than three Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). Unless Acquiror provides such written notice to Target no later than three Business Days prior to the Closing Date, Target shall provide Acquiror with evidence that such Target Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Target Board. The form and substance of such resolutions shall be subject to review and approval of Acquiror (which approval shall not be unreasonably withheld). Target shall also take such other actions in furtherance of terminating such Target Employee Plan(s) as Acquiror may reasonably require. In the event that termination of Target’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Target shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquiror no later than ten Business Days prior to the Closing Date.

5.15 Indemnification. From and after the Closing Date and for a period of six years after the Closing Date, Acquiror shall, or shall cause the Surviving Corporation to, fulfill the obligations of Target to indemnify each individual who is or was a director or officer of Target as of or prior to the Closing Date against any losses such Person may incur based upon matters existing or occurring prior to the Closing pursuant to any indemnification agreement set forth on Schedule 5.15 of the Target Schedule of Exceptions and any indemnification provisions set forth in the Target Certificate or Bylaws of Target as in effect on the Agreement Date. The provisions of this Section 5.15 are intended to be for the benefit of, and will be enforceable by, each such former director and officer of Target as of or prior to the Closing Date entitled to indemnification hereunder. Acquiror shall fulfill its obligations under this Section 5.15 by purchasing a policy of directors’ and officers’ insurance, or a “tail” policy under Target’s existing directors’ and officers’ insurance policy, in either case which (i) has an effective term of six years from the Closing Date, (ii) covers only those persons who are covered by Target’s directors’ and officers’ insurance policy in effect as of the Closing Date and only for actions and omissions occurring on or prior to the Closing Date, and (iii) contains terms and conditions (including, without limitation, coverage amounts) that are no less advantageous to those applicable to the current directors and officers of Target, provided further, that in no event shall Acquiror or the Surviving Corporation be required to expend an annual premium for any such coverage in excess of 150% of the annual premium currently paid by Target under its directors’ and officer’s liability insurance policy in effect as of the Agreement Date, and if the cost for any such coverage is in excess of such amount, Acquiror or the Surviving Corporation shall only be required to maintain such coverage as is available for such amount.

5.16 Target Restated Certificate. Prior to the Closing, Target shall file the Target Restated Certificate (in a form reasonably acceptable to Acquiror) with the Delaware Secretary of State, which Target Restated Certificate shall be duly approved by Target Board and Target Stockholders and which shall provide that the distribution of proceeds in the merger will be distributed as set forth in this Agreement.

5.17 Acquiror Restated Certificate. Prior to the Closing, Acquiror shall file a restated certificate of incorporation, restating the Acquiror Certificate, substantially in the form attached hereto as Exhibit E (the “Acquiror Restated Certificate”) with the Delaware Secretary of State, effecting the capital restructuring of Acquiror, which Acquiror Restated Certificate shall be duly approved by Board of Directors of Acquiror and the stockholders of Acquiror.

5.18 Acquiror Stockholder Agreement. Prior to the Closing, Acquiror shall have amended the Acquiror Stockholder Agreement, in form and substance substantially the same as that of the Acquiror Stockholder Agreement in effect as of the Agreement Date, as amended solely to effect the terms and conditions of this Agreement as shall be mutually and reasonably agreed to by the parties, with the requisite number of preferred stockholders of Acquiror, and such that the Acquiror Stockholder Agreement shall be binding upon all of the current parties thereto. Such amendment to the Acquiror Stockholder Agreement shall provide that former Target Stockholders holding Acquiror Preferred Stock at the Effective Time shall become a party thereto as Purchasers (as such term is defined in the Acquirer Stockholder Agreement) by signing the Adoption Agreement.

5.19 2008 Audited Financial Statements. As soon as commercially practicable after the date hereof, Target and its auditors, Deloitte & Touche, shall complete the audit of the Target Financial Statements for the year ended October 31, 2008 (the “Audited Financial Statements”) and deliver same to Acquiror. The Audited Financial Statements shall not vary in any material respect from the unaudited Target Financial Statements as of such date and as attached to Section 2.13 of the Target Schedule of Exceptions.

5.20 Non-Continuing Employees. Target shall use good faith efforts to have (i) terminated, effective as of the Closing, the employment of all Persons that are not Continuing Employees (“Non-Continuing Employees”), and (ii) obtained general releases from all Non-Continuing Employees that have entered into written severance agreements with Target.

5.21 Acquiror Plan Reserve. The parties agree that the option reserve (including all outstanding Acquiror Options) under the Acquiror Plan will equal approximately 16.5% of the fully-diluted capitalization of Acquiror on the Closing Date, and Acquiror shall take all necessary actions including, but not limited to, amending the Acquiror Plan and seeking approval of its stockholders in order to effect such option reserve.

5.22 Target Invention Assignment and Confidentiality Agreements. Target shall use reasonable efforts to cause each individual employed by Target or providing services to Target as of the Agreement Date listed on Section 2.8 (Invention Assignment and Confidentiality Agreement) of the Target Schedule of Exceptions to execute an inventions and proprietary rights assignment and confidentiality agreement in a form reasonably satisfactory to Acquiror prior to the earlier of (i) their respective termination dates in connection with the Restructuring, as applicable, or otherwise and (ii) the Closing Date.

6. CONDITIONS TO OBLIGATIONS OF TARGET

Target’s obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (it being understood that each such condition is solely for the benefit of Target and may be waived by Target in writing in its sole discretion without notice or Liability to any Person):

6.1 Accuracy of Representations and Warranties. The representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and in each case except to the extent that the failure to be true and correct would not have a Material Adverse Effect on Acquiror.

6.2 Covenants. Acquiror shall have performed and complied in all material respects with all of its covenants contained herein on or before the Closing Date.

6.3 Compliance with Law. There shall be no order, decree, or ruling by any court or Governmental Entity in effect that would prohibit or render illegal the transactions contemplated by this Agreement.

6.4 No Litigation. No litigation or proceeding shall be threatened or pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement or which have had or could reasonably be expected to have Material Adverse Effect on Acquiror.

6.5 Requisite Approvals. The Merger shall have been duly and validly approved and this Agreement shall have been duly and validly adopted by the stockholders of Acquiror and Target. All applicable waiting periods under the HSR Act or applicable foreign antitrust laws shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

6.6 Absence of Material Adverse Change. Since the Agreement Date, there shall not have been any Material Adverse Change with respect to Acquiror, and on or prior to the Agreement Date, there shall not have been a breach of any of the representations and warranties of Acquiror as set forth in this Agreement (as qualified by the Acquiror Schedule of Exceptions), which individually or, together with any other breach, results in Liabilities to Acquiror equal to or in excess of $5,000,000 in the aggregate.

6.7 Closing Certificate. Acquiror shall have delivered to Target at or prior to the Closing a certificate signed on its behalf by its Chief Executive Officer or Chief Financial Officer certifying that the conditions specified in Sections 6.1 and 6.2 have been fulfilled and (ii) a certificate executed on behalf of Acquiror by its Secretary, certifying Acquiror’s (A) certificate of incorporation, (B) bylaws, (C) board resolutions approving the Merger and adopting this Agreement, and (D) stockholder resolutions approving the Merger and adopting this Agreement.

6.8 Permit. The California Commissioner shall have issued the Permit covering the shares of Acquiror Preferred Stock and Acquiror Common Stock issuable in connection with the Merger and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

6.9 Acquiror Board Composition. The Acquiror Stockholder Agreement shall provide that each of (i) the former Target Stockholders holding Acquiror Preferred Stock following the Effective Time and (ii) the stockholders of Acquiror holding Acquiror Preferred stock shall be allowed to elect 4 members to the Board of Directors of Acquiror.

6.10 Legal Opinion. Target shall have received a written opinion from Acquiror’s legal counsel, covering matters customary for the transactions contemplated by this Agreement and in a form mutually agreed to by the parties, dated as of the Closing Date and addressed to Target.

6.11 Acquiror Restated Certificate. The Acquiror Restated Certificate shall have been duly adopted by Acquiror by all necessary corporate action of the Board of Directors of Acquiror and the required stockholders of Acquiror and shall have been duly filed and accepted by the Secretary of State of the State of Delaware.

6.12 Acquiror Stockholder Agreement. The Acquiror Stockholder Agreement shall have been duly adopted by Acquiror by all necessary corporate action of the Board of Directors of Acquiror and the required preferred stockholders of Acquiror.

6.13 Acquiror Significant Suppliers. As qualified by Section 3.25(b) of the Acquiror Schedule of Exceptions, the representations and warranties of Acquiror contained in Section 3.25(b) with respect to Acquiror Significant Suppliers shall be true and correct in all material respects as of the Closing Date.

7. CONDITIONS TO OBLIGATIONS OF ACQUIROR

The obligations of Acquiror hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquiror and may be waived by Acquiror in writing in its sole discretion without notice or Liability to any Person):

7.1 Accuracy of Representations and Warranties. The representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and in each case except to the extent that the failure to be true and correct would not have a Material Adverse Effect on Target.

7.2 Covenants. Target shall have performed and complied in all material respects with all of its covenants contained herein on or before the Closing.

7.3 Compliance with Law. There shall be no order, decree, or ruling by any court or Governmental Entity in effect that would prohibit or render illegal the transactions provided for in this Agreement.

7.4 Contract Matters. Acquiror shall have received evidence reasonably satisfactory to Acquiror of (A) the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Merger or any other transaction contemplated by this Agreement under the contracts listed or described on Schedule 7.4-1 hereto and (B) the termination of each of the contracts of Target listed or described on Schedule 7.4 -2 hereto.

7.5 Absence of Material Adverse Change. Since the Agreement Date, there shall not have been any Material Adverse Change with respect to Target, and on or prior to the Agreement Date, there shall not have been a breach of any of the representations and warranties of Target as set forth in this Agreement (as qualified by the Target Schedule of Exceptions), which, individually or, together with any other breach, results in Liabilities to Target equal to or in excess of $5,000,000 in the aggregate.

7.6 Requisite Approvals. The Merger shall have been duly and validly approved and this Agreement shall have been duly and validly adopted by the stockholders of Acquiror and Target. All applicable waiting periods under the HSR Act or applicable foreign antitrust laws shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

7.7 No Litigation. No litigation or proceeding shall be threatened or pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement or which has had or could reasonably be expected to have Material Adverse Effect on Target.

7.8 Closing Certificates. Target shall have delivered to Acquiror at or prior to the Closing (i) a certificate signed on its behalf by its Chief Executive Officer or Chief Financial Officer certifying that the conditions specified in Sections 7.1 and 7.2 have been fulfilled, and (ii) a certificate executed on behalf of Target by its Secretary, certifying Target’s (A) certificate of incorporation, (B) bylaws, (C) board resolutions approving the Merger and adopting this Agreement, and (D) stockholder resolutions approving the Merger and adopting this Agreement.

7.9 Termination of Stockholder Agreements. Acquiror shall have been furnished evidence satisfactory to it that all rights granted by Target to its stockholders and in effect prior to the Closing Date, including but not limited to rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of the Closing Date.

7.10 Options. The Target Plan shall be terminated, and each outstanding Target Option shall have been exercised immediately prior to the Effective Time or shall have terminated, cancelled and extinguished as a result of the Merger.

7.11 Resignation of Directors and Officers. The directors and officers of Target in office immediately prior to the Effective Time of the Merger shall have resigned as directors and officers of the Surviving Corporation effective as of the Effective Time of the Merger.

7.12 Votes by Target Stockholders. 70% of the holders of record of Target Preferred Stock and at least a majority of the holders of record of Target Common Stock shall have approved the Merger or otherwise waived any appraisal rights pursuant to Section 262 of the Delaware Law and dissenters’ rights pursuant to California Law.

7.13 Permit. The California Commissioner shall have issued the Permit covering the shares of Acquiror Preferred Stock and Acquiror Common Stock issuable in connection with the Merger and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

7.14 Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity limiting or restricting Acquiror’s ownership, conduct or operation of the business of the Target and/or any Subsidiary of Target, following the Closing shall be in effect, nor shall there be pending or threatened any suit, action or proceeding brought by a Governmental Entity seeking any of the foregoing, or any Antitrust Restraint or any other injunction, restraint or material damages in connection with the Merger or the other transactions contemplated hereby.

7.15 Restructuring. The Restructuring shall have been completed.

7.16 Legal Opinion. Acquiror shall have received a written opinion from the Target’s legal counsel, covering matters customary for the transactions contemplated by this Agreement and in a form mutually agreed to by the parties, dated as of the Closing Date and addressed to Acquiror.

7.17 Employees. (i) The Key Employee shall have remained continuously employed with Target or a Subsidiary of Target from the date of this Agreement through the Closing and shall have signed an Employment Agreement in a form reasonably acceptable to Acquiror and the Key Employee, and no action shall have been taken by such individual to rescind any such document; and (ii) the employment of each of the Designated Employees and each other employee who has declined Acquiror’s offer of continued employment shall have been terminated effective no later than immediately prior to the Closing.

7.18 Target Restated Certificate. The Target Restated Certificate shall have been duly adopted by Target by all necessary corporate action of Target Board and the required Target Stockholders and shall have been duly filed and accepted by the Secretary of State of the State of Delaware.

7.19 Target Significant Suppliers. As qualified by Section 2.25(b) of the Target Schedule of Exceptions, the representations and warranties of Target contained in Section 2.25(b) with respect to Target Significant Suppliers shall be true and correct in all material respects as of the Closing Date.

8. TERMINATION AND WAIVER

8.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the adoption of the Merger Agreement by the Target and/or Acquiror stockholders:

(a) by mutual written consent duly authorized by the Target’s Board and the Board of Directors of Acquiror;

(b) by either party pursuant to the terms and conditions of Section 1.10 hereof;

(c) by Acquiror pursuant to the terms and conditions of Section 1.11 hereof;

(d) by either Acquiror or Target, if the Closing shall not have occurred on or before May 31, 2009 or such other date that Acquiror and Target may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (d) of Section 8.1 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date; provided, however, that either Acquiror or Target may extend the Termination Date by an additional 90 days if, on May 31, 2009, all of the conditions to the Closing set forth in Section 6 and 7 shall then be satisfied (other than conditions with respect to actions the respective parties will take at the Closing itself) except that the waiting period under the HSR Act or applicable foreign antitrust laws has not expired or been terminated or the Permit has not been issued by the California Commissioner;

(e) by either Acquiror or Target, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(f) by Acquiror, if (i) Target shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 20 Business Days after receipt by Target of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) unless such breach does not have a Material Adverse Effect, (ii) Target’s Board shall have withheld, withdrawn, amended or modified (or resolved to withhold, withdraw, amend or modify) the Target Board Recommendation in a manner adverse to Acquiror, or (iii) there shall have been a Material Adverse Effect with respect to Target that cannot be cured by Target; or

(g) by Target, if (i) Acquiror shall have materially breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within 20 Business Days after receipt by Acquiror of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) unless such breach does not have a Material Adverse Effect, or (ii) there shall have been a Material Adverse Effect with respect to Acquiror that cannot be cured by Acquiror.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub, or Target or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of this Section 8.2 (Effect of Termination), Section 9 (Miscellaneous) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of such party’s representations, warranties or covenants contained herein.

9. MISCELLANEOUS

9.1 Governing Law; Consent to Jurisdiction. This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such court.

9.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

9.4 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

9.5 Amendment and Waivers. At any time prior to the Effective Time, Acquiror and Merger Sub on the one hand and Target on the other hand may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; or (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement. The agreement of Acquiror to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.6 No Survival of Representations and Warranties and Covenants. All of the representations and warranties and covenants (except for the covenants contained Section 5.15 (Indemnification)) contained in this Agreement or in any certificate delivered pursuant to this Agreement shall expire and be of no further force or effect as of the Effective Time and there shall be no liability or obligation on the part of Acquiror, Merger Sub, or Target or their respective officers, directors, stockholders or affiliates in connection therewith.

9.7 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally, sent by facsimile or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or if by facsimile at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by printed confirmation sheet verifying successful transmission of the facsimile, or if mailed by registered or certified mail, on the third Business Day following deposit in the mails, addressed as follows:

(i)	If to Acquiror or Merger Sub:

Turin Networks, Inc.

1415 North McDowell Blvd.

Petaluma, CA 94954

Facsimile: 707/792/4938

Attention: Leah Maher, Vice President & General Counsel

with a copy to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attn: Mark A. Leahy and Kris S. Withrow

Fax: 650/938/5200

(ii)	If to Target:

Force10 Networks, Inc.

350 Holger Way

San Jose, CA 95134

Attention: James Hanley, Chief Executive Officer

Fax: 408/571/3550

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, CA 94025

Attention: Robert V. Gunderson Jr. and John F. Dietz

Fax: 650/321/2800

or to such other address as the party in question may have furnished to the other parties by written notice given in accordance with this Section 9.7.

9.8 Construction of Agreement. The language hereof will not be construed for or against any party based solely on that party being the drafting party. A reference to an article, section or exhibit will mean an article or section in, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

9.9 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties’ status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section 9.9.

9.10 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

9.11 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement.

9.12 Expenses; Attorneys’ Fees. Whether or not the Merger is successfully consummated, each party shall bear its respective Transaction Expenses, unless otherwise expressly provided herein. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

9.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder or stockholder or partner of any party hereto or any other person or entity unless specifically provided herein and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement, except that Section 1.7 is intended to benefit the parties to the Acquiror Stockholder Agreement, and Section 5.15 is intended to benefit each individual who is or was a director or officer of Target as of or prior to the Closing Date.

9.14 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

9.15 Waiver of Jury Trial. EACH OF THE TARGET, ACQUIROR AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR

OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, ACQUIROR OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACQUIROR:		TARGET:

TURIN NETWORKS, INC.		FORCE10 NETWORKS, INC.

By:	/s/ Henry Wasik	By:	/s/ James Hanley
Name:	Henry Wasik	Name:	James Hanley
Title:	President and CEO	Title:	CEO & President

MERGER SUB:

TITAN1 ACQUISITION CORP.

By:	/s/ Leah Maher
Name:	Leah Maher
Title:	Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

This First Amendment to the Agreement and Plan of Reorganization (this “Amendment”) is made and entered into as of March 18, 2009 (the “Amendment Date”) by and among Turin Networks, Inc., a Delaware corporation (“Acquiror”), Titan1 Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and Force10 Networks, Inc., a Delaware corporation (“Target”). Capitalized terms used in this Amendment which are not defined herein shall have the same meanings given to them in the Agreement (as defined below).

WHEREAS, Acquiror, Merger Sub, and Target are parties to an Agreement and Plan of Reorganization dated December 31, 2008 (the “Agreement”) pursuant to which Merger Sub shall merge with and into the Target (the “Merger”), with the Target to survive the Merger and to become a wholly-owned subsidiary of Acquiror, on the terms and subject to the conditions set forth in the Agreement; and

WHEREAS, the parties hereto have agreed to amend certain provisions of the Agreement;

NOW, THEREFORE, in consideration of the matters described in the recitals above and the mutual promises, covenants and undertakings contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.        The definition of “Merger Consideration” in Section 1.1(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“Merger Consideration” means the Acquiror Common Stock and Acquiror Preferred Stock issuable to Target Stockholder in accordance with Section 1.1(c) of this Agreement, and cash and Rights (as defined below) for fractional shares pursuant to Section 1.2 of this Agreement.

2.        The definition of “Target Series E Liquidation Preference” in Section 1.1(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“Target Aggregate Series E Liquidation Preference” means the lesser of (A) the product of (i) the total number of shares of Target Series E Preferred Stock issued and outstanding immediately prior to the Effective Time and (ii) $1.057832 and (B) the Acquiror Aggregate Liquidation Preferences, less the Target Aggregate Series F Liquidation Preference.

3.        The definition of “Target Series F Liquidation Preference” in Section 1.1(a) of the Agreement shall be deleted in its entirety and replaced with the following

“Target Aggregate Series F Liquidation Preference” means the lesser of (A) the product of (i) the total number of shares of Target Series F Preferred Stock issued and outstanding immediately prior to the Effective Time and (ii) $1.191587 and (B) the Acquiror Aggregate Liquidation Preferences.

4.        Section 1.1(b) of the Agreement shall be deleted in its entirety and replaced with the following:

Merger Consideration.    The parties intend and agree that, except for cash and Rights (as defined below) in lieu of fractional shares (as set forth in Section 1.2), Acquiror Preferred Stock and Acquiror Common Stock shall be the only consideration issued to the holders of Target Common Stock (the “Target Common Stockholders” and, together with the Target Preferred Stockholders, the “Target Stockholders”) under this Agreement.

5.        Section 1.2 of the Agreement shall be deleted in its entirety and replaced with the following:

Fractional Shares. No fractional shares of Acquiror Preferred Stock or Acquiror Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of Target Preferred Stock or Target Common Stock who would otherwise be entitled to receive a fraction of a share of Acquiror Preferred Stock or Acquiror Common Stock, as the case may be, will receive from Acquiror, promptly after the Effective Time, an amount of cash equal to the then fair market value of the Acquiror Preferred Stock or Acquiror Common Stock (the “Acquiror Common Stock Fair Market Value”), as applicable, and, in each case, as determined by the Board of Directors of Acquiror multiplied by the fraction of a share (a “Share Fraction”) of such Acquiror Preferred Stock and/or Acquiror Common Stock to which such holder would otherwise be entitled. Each holder of Target Preferred Stock or Target Common Stock receiving pursuant to the preceding sentence cash in lieu of fractional shares but not receiving pursuant to Section 1.1(c) any whole shares of Acquiror Preferred Stock or Acquiror Common Stock shall receive a right (each a “Right” and collectively the “Rights”) to acquire a fraction of a share of Acquiror Common Stock equal to the share fraction such holder would otherwise be entitled, at a price per share equal to the Acquiror Common Stock Fair Market Value, on such other terms and subject to the conditions set forth in an individual Right agreement, a form of which is attached to the Amendment as Exhibit 1 (the “Form of Right Agreement”).

6.        Section 1.6 of the Agreement shall be deleted in its entirety and replaced with the following:

(a)        Exchange Agent. Acquiror, or its designated agent, shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b)        Acquiror to Provide Acquiror Preferred Stock and Acquiror Common Stock. Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Section 1, through such reasonable procedures as Acquiror may adopt, the Merger Consideration for distribution to the Target Stockholders.

(c)        Exchange Procedures. On the Closing Date, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock that were converted into the right to receive a portion of the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for a portion of the Merger Consideration. Upon surrender of (x) a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror (or an affidavit of lost certificate (or non-issued certificate) with appropriate and customary indemnification in a form reasonably satisfactory to Acquiror (the “Affidavit”)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and (y) solely with respect to those holders of Target Preferred Stock entitled to receive Acquiror Preferred Stock at the Effective Time, a duly executed copy of the Acquiror Stockholder Agreement, as such shall be amended pursuant to Section 5.18, the holder of such Certificate shall be entitled to the

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issuance in exchange therefor of the number of whole shares of Acquiror Preferred Stock and/or Acquiror Common Stock, as the case may be, which such former Target Stockholder is entitled to receive pursuant to Section 1 and cash, or cash and a Right, for fractional shares as set forth in Section 1.2 of this Agreement. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Acquiror Preferred Stock and/or Acquiror Common Stock into which such shares of Target Capital Stock are converted pursuant to the terms of this Agreement.

(d)        Dissenting Shares. The provisions of this Section 1.6 shall also apply to Dissenting Shares that were originally shares of Target Capital Stock and that lose their status as Dissenting Shares, except that the obligations of Acquiror under this Section 1.6 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Preferred Stock and/or Acquiror Common Stock to which such holder is entitled hereunder.

(e)        Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Acquiror Preferred Stock or Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Preferred Stock or Acquiror Common Stock represented thereby until the holder of record of such Certificate shall have surrendered such Certificate or the Affidavit, and shall have complied with the requirements of Section 1.6(a).

7.        Section 5.6 of the Agreement shall be deleted in its entirety and replaced with the following:

Spreadsheet.    Target shall prepare and deliver to Acquiror, at or prior to the Closing, a spreadsheet (the “Spreadsheet”) in the form provided by Acquiror prior to the Closing and reasonably acceptable to Target, certified by the Chief Executive Officer of Target, which Spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Effective Time (in addition to the other required data and information specified therein): (a) the names of all the Target Stockholders, Target Option holders and Target Warrant holders and their respective addresses and where available, taxpayer identification numbers; (b) the number and kind of shares of Target Capital Stock held by such Persons and the respective certificate numbers; (c) the number and kind of shares of Target Capital Stock held by, or subject to Target Options and/or Target Warrants held by such Persons, and in the case of outstanding Target Options, whether such Target Options are incentive stock options or non-qualified stock options under the Code; (d) the vesting status and schedule with respect to Target Options and Target Warrants; and (e) the number of shares of Acquiror Preferred Stock and/or Acquiror Common Stock (and cash, or cash and a Right, in lieu of fractional shares) that each Target Stockholder is entitled to receive in connection with the Merger. Acquiror shall be required to provide Target a spreadsheet containing the information in a similar form and manner as set forth above, though with respect to Acquiror and its capitalization related matters.

8.        Section 5.18 of the Agreement shall be deleted in its entirety and replaced with the following:

Acquiror Stockholder Agreement.    Prior to the Closing, Acquiror shall have amended the Acquiror Stockholder Agreement as shall be mutually and reasonably agreed to by the parties, with the requisite number of preferred stockholders of Acquiror, and such that the Acquiror Stockholder Agreement shall be binding upon all of the current parties thereto. Such amendment to the Acquiror Stockholder Agreement shall provide, among other things as shall be mutually

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and reasonably agreed to by the parties, that former Target Stockholders holding Acquiror Preferred Stock at the Effective Time shall have the opportunity to become parties thereto as Purchasers (as such term is defined in the Acquirer Stockholder Agreement) by delivering an executed copy of the Acquiror Stockholder Agreement by July 1, 2009.

9.        Section 6.9 of the Agreement shall be deleted in its entirety and replaced with the following:

Acquiror Board Composition.    The Board of Directors or stockholders of Acquiror shall have taken such action as is necessary to ensure that the Board of Directors of Acquiror immediately following the Effective Time shall consist of the following members: Howard A. Bain, III, B.J. Cassin, Keith Daubenspeck, Dixon R. Doll, Dick Kramlich, Steven M. Krausz, Paul Madera, and Henry Wasik.

10.        Exhibit E of the Agreement shall be deleted in its entirety and replaced with Exhibit 2 hereto.

11.        Except as specifically modified hereby, all terms and conditions of the Agreement shall remain unmodified and in full force and effect. This Amendment shall be deemed to form an integral part of the Agreement. In the event of any inconsistency or conflict between the provisions of the Agreement and this Amendment, the provisions of this Amendment will prevail and govern. All references to the “Agreement” in the Agreement shall hereinafter refer to the Agreement as amended by this Amendment. This Amendment may be signed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Amendment will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ACQUIROR: TURIN NETWORKS, INC.		TARGET: FORCE10 NETWORKS, INC.
By:	/s/ Henry Wasik	By:	/s/ James Hanley

Name:	Henry Wasik	Name:	James Hanley

Title:	President and Chief Executive Officer	Title:	CEO & President
MERGER SUB: TITAN1 ACQUISITION CORP.
By:	/s/ Henry Wasik

Name:	Henry Wasik

Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION]